UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CAMBRIDGE BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2018

Dear Shareholder:

I am pleased to invite you to our 2018 Annual Meeting of Shareholders, which will be held at 8:30 A.M. Eastern Time on Monday, May 14, 2018 at The Charles Hotel in Cambridge, Massachusetts. The meeting will be preceded by breakfast at 8:00 A.M.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting.

To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting of Shareholders, the 2018 Proxy Statement and our 2017 Annual Report on Form 10-K, which includes our audited financial statements.

Please promptly submit your proxy by telephone, internet or mail, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend. If you decide to attend the Annual Meeting and vote in person, you may withdraw your proxy at that time. We encourage you to vote your shares according to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials.

On behalf of the Board of Directors and employees of Cambridge Bancorp, we thank you for your continued interest in and support of the Company.

Cordially,

Denis K. Sheahan

Chairman and Chief Executive Officer

Cambridge Bancorp

Cambridge Trust Company

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (617) 876-5500

CAMBRIDGE BANCORP

1336 Massachusetts Avenue

Cambridge, MA 02138

(617) 876-5500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	May 14, 2018

TIME	8:30 A.M. Eastern Time

PLACE	The Charles Hotel 1 Bennett Street Cambridge, MA 02138

ITEMS OF BUSINESS	(1)	Election of the nominees named in the attached proxy statement as directors to serve on the Board of Directors for a term of office stated.
	(2)	Consideration and approval of a non-binding advisory resolution on the compensation of the Company’s Named Executive Officers.
	(3)	Consideration and approval of a non-binding advisory proposal on the frequency of an advisory vote on the compensation of the Company’s Named Executive Officers.
	(4)	To ratify, on an advisory basis, the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
	(5)	Consideration of any other business properly brought before the Annual Meeting, and any adjournment or postponement thereof.

A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice.
RECORD DATE	The record date for the Annual Meeting is March 15, 2018. Only shareholders of record as of the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

PROXY VOTING

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly submit your proxy by telephone, internet or by signing and returning the proxy card by mail. Submitting a proxy will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Cambridge Bancorp Board of Directors,

Michael Carotenuto
Corporate Secretary

Cambridge, Massachusetts

March 22, 2018

YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN! Please promptly vote your shares as instructed in the Notice of Internet Availability of Proxy Materials and/or proxy card sent to you. Voting procedures are described in the proxy statement enclosed herewith.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON May 14, 2018.

This proxy statement is available free of charge at http://ir.cambridgetrust.com/CorporateProfile/

CAMBRIDGE BANCORP
1336 Massachusetts Avenue

Cambridge, MA 02138
(617) 876-5500

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on MAY 14, 2018

THE ANNUAL MEETING AND VOTING PROCEDURES

General

This proxy statement contains information about the 2018 Annual Meeting of Shareholders of Cambridge Bancorp. The meeting will be held on Monday, May 14, 2018, beginning at 8:30 A.M. Eastern Time at The Charles Hotel, 1 Bennett Street, Cambridge, Massachusetts 02138. Cambridge Bancorp is, for ease of reference, sometimes referred to in this proxy statement as the “Company.” Cambridge Trust Company, the Company’s wholly-owned bank subsidiary, is for ease of reference referred to in this proxy statement as “Cambridge Trust” or the “Bank.” The term “Annual Meeting,” as used in this proxy statement, means the 2018 Annual Meeting of Shareholders and includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and the proxy card because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. At the Annual Meeting, shareholders will vote upon the matters that are summarized in the formal meeting notice. This proxy statement contains important information for you to consider when deciding how to vote. Please read it carefully.  You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy over the telephone, internet or by mail, and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “How do I vote?”

Notice Regarding the Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we furnish our proxy materials on the Internet.  Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to shareholders of record and on the Notice of Internet Availability of Proxy Materials sent to shareholders who hold their shares through a brokerage firm or bank, also referred to as holding shares in street name.

Who can vote?

Shareholders of record at the close of business on March 15, 2018 (the “Record Date”) are entitled to vote. Each share of common stock of the Company (“Common Stock”) is entitled to one vote at the Annual Meeting.  On the Record Date, there were 4,101,581 shares of common stock outstanding and entitled to vote.

If on March 15, 2018, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, internet or by mail as instructed below to ensure your vote is counted.

How can I obtain a copy of the Proxy Statement?

A copy of the proxy statement will be provided free of charge, upon request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. If you want to receive a paper copy of the proxy statement or annual report, please follow the instructions provided with your proxy materials and on your proxy card or voter instruction form.

The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company.

How do I vote?

For Proposal 3, you may either vote for “Every Year,” “Every Two Years,” or “Every Three Years,” or abstain from voting. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may (a) vote in person at the Annual Meeting or (b) vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, internet or by mail as instructed below to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.  As a shareholder of record, you have four voting options:

•	Over the internet at the internet address shown on your proxy form;
•	By telephone, by calling the telephone number on your proxy form;
•	By mail, by completing, signing, dating, and returning your proxy form; or
•	By attending the Annual Meeting and voting your shares in person.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” Proposals 1, 2 and 4 and “Every Year” for Proposal 3 as set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented at the Annual Meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 15, 2018, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Employee Stock Ownership Plan

If shares are held for your benefit in the Cambridge Bancorp Employee Stock Ownership Plan (the “ESOP”), you are generally entitled to direct the trustee of the ESOP’s related trust as to the manner in which any of the Company’s Common Stock allocated to your ESOP account is voted. The trustees will vote unallocated shares, if any, in their discretion and will vote allocated shares for which no vote is received in the same proportion that the trustees are directed to vote with respect to shares for which specific voting instructions are received.  Your voting instructions must be received by 5:00 P.M., Eastern Time on May, 13, 2018, to be counted.

Even if you plan to attend the meeting, you are encouraged to vote by proxy prior to the meeting.

What are the quorum requirements?

A quorum is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the Company’s outstanding shares of common stock entitled to vote at the Annual Meeting are present at the Annual Meeting in person or are represented by proxy. If you return a valid proxy form or vote in person at the meeting, you will be considered part of the quorum.  Abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.

On the Record Date, there were 4,101,581 shares of common stock outstanding and entitled to vote. Thus, the holders of 2,050,791 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

What are the Board’s voting recommendations?

The Board recommends that you vote as follows:

(1) “FOR” the reelection of each of Donald T. Briggs, Jeanette G. Clough, Hambleton Lord, R. Gregg Stone, Mark D. Thompson,  and Susan R. Windham-Bannister as Class II Directors;

(2) “FOR” the approval of a non-binding advisory proposal on the compensation of the Company’s Named Executive Officers;

(3) “EVERY YEAR” for the frequency of an advisory vote on the compensation of the Company’s Named Executive Officers; and

(4) “FOR” the proposal to ratify, on an advisory basis, the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

How many votes are needed?

Proposal 1: Election of Directors. A plurality of votes cast by Shareholders present, in person or by proxy, at the Annual Meeting is required for the election of directors in uncontested elections. Abstentions and broker non-votes will not affect the outcome of the election of directors. You may not vote your shares cumulatively for the election of directors.

Proposal 2: Consideration and Approval of a Non-Binding Advisory Resolution on the Compensation of the Company’s Named Executive Officers. A majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote for this proposal.

Proposal 3: Consideration and Approval of a Non-Binding Advisory Proposal on the Frequency of an Advisory Vote on the Compensation of the Company’s Named Executive Officers. The choice receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that shareholders will be deemed to have approved. Broker non-votes and abstentions will have no effect on the vote.

Proposal 4: To Ratify, on an Advisory Basis, the Appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. A majority of votes cast by Shareholders present, in person or by proxy at the Annual Meeting, is required to ratify the appointment of the Company’s independent registered public accounting firm. Abstentions and broker non-votes are not counted as votes cast and they will have no effect on the vote.

What is the effect of broker non-votes?

“Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of the Company’s independent registered public accounting firm. Proposals 1, 2 and 3 are considered “non-routine” and Proposal 4 is considered “routine” under The NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”).

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote will have no effect on the outcome of any proposal.

Can I revoke my proxy?

Yes. You may revoke your proxy at any time before the final vote at the Annual Meeting.  You may revoke your grant of proxy at any time before the final vote at the Annual Meeting. If you are the shareholder of record, you may revoke your proxy in any one of the following four ways:

•	filing a written revocation of the proxy with the Company’s Secretary, which must be received by the Corporate Secretary at least one business day prior to the Annual Meeting;
•	entering a new vote over the internet or by telephone;
•	attending and voting in person at the Annual Meeting; or
•	submitting another duly executed proxy card bearing a later date which, must be received by the Company’s Secretary at least one business day prior to the Annual Meeting.

If your shares are held by your broker, bank or another party as a nominee or agent, contact your bank, broker, or other nominee, and you should follow the instructions provided by such party in order to revoke your proxy.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Who is soliciting the proxies?

The Company will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Annual Meeting of Shareholders, the proxy card and any additional information furnished to shareholders. The proxy form accompanying this proxy statement is solicited by the Board of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has engaged The Proxy Advisory Group as proxy solicitor to help solicit proxies for a fee of approximately $7,000 plus reasonable out-of-pocket expenses. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the internet. The Company may reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

Annual Report on Form 10-K and Additional Materials

The Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 have been made available to all shareholders entitled to vote at the Annual Meeting and who received the Notice of Internet Availability of Proxy Materials. The Annual Report on Form 10-K, as well as this proxy statement, can also be viewed at http://ir.cambridgetrust.com/CorporateProfile/.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board is divided into three classes as nearly equal in number as possible. One class of directors is elected annually for a term of three years. Directors continue to serve until their three-year term expires and until their successors are elected and qualified, unless they earlier reach the mandatory retirement age of 72, die, or resign.

The Board, upon recommendation of the Corporate Governance Committee of the Board (the “Governance Committee”), with the directors standing for reelection abstaining, has nominated Donald T. Briggs, Jeanette G. Clough, Hambleton Lord, R. Gregg Stone, Mark D. Thompson and Susan R. Windham-Bannister, referred to in this proxy statement as the “board nominees,” for reelection at the Annual Meeting to the class of directors whose terms will expire at the 2021 Annual Meeting.  The experience, qualifications, and other attributes, of each of the board nominees, as well as the continuing directors, are described below under “Information About the Company’s Board of Directors.”

Each of the board nominees has consented to being named in this proxy statement and to serve, if elected, and the Company has no reason to believe that any of them will be unable to serve if elected. If, however, any of the board nominees should not be available for election at the time of the Annual Meeting, it is the intention of the persons named as proxies to vote the shares to which the proxy relates for the election of such other person or persons as may be designated by the Board.  If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. There are no arrangements or understandings between us and any director, or nominee for directorship, pursuant to which such person was selected as a director or nominee.

Vote Required

The nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “abstain” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors. Proxies solicited by the Board will be voted “for” all nominees in the absence of direction to the contrary.

Our Recommendation

the board unanimously recommends YOU vote “for” THE REELECTIon OF EACH OF THE BOARD NOMINEES.

Information About the Company’s Board of Directors

General

The Company’s Board currently consists of 14 members.  The name, age and length of service of each of the nominees and the continuing members of the Board are set forth below:

Nominees	Age(1)	Term Expires	Position(s) Held	Director Since(2)
Donald T. Briggs	50	2018	Director	2013
Jeanette G. Clough	64	2018	Director	2008
Hambleton Lord	56	2018	Director	2012
R. Gregg Stone	65	2018	Director	2009
Mark D. Thompson	61	2018	Director; President	2017
Susan R. Windham-Bannister	66	2018	Director	2016

Continuing Directors	Age(1)	Term Expires	Position(s) Held	Director Since(2)
Cathleen A. Schmidt	58	2019	Director	2016
Denis K. Sheahan	53	2019	Director; Chairman and Chief Executive Officer	2015
Anne M. Thomas	71	2019	Director	1979
David C. Warner	71	2019	Lead Director	1999
Sarah G. Green	70	2020	Director	2014
Edward F. Jankowski	67	2020	Director	2016
Leon A. Palandjian	48	2020	Director	2006
Linda Whitlock	70	2020	Director	2002

(1)	At May 14, 2018.
(2)	Includes terms served on the Board of Directors of Cambridge Trust Company, as applicable.

The principal occupation, education and business experience, where applicable, of each nominee for election as director and each continuing are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Board Nominees

Donald T. Briggs, Age 50.  Mr. Briggs is the Executive Vice President, Development of Federal Realty Investment Trust (the “Trust”), a publicly traded real estate investment trust, a position he has held since 2009.  In this capacity, Mr. Briggs is responsible for managing the Trust’s national pipeline of large scale development and leading the Trust’s office in New England.  Mr. Briggs also serves as a member of the Trust’s Investment and Executive Committees.  Mr. Briggs has served as a Director of the Company and of Cambridge Trust since 2013.  The Board has determined that Mr. Briggs is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, his experience as a member of the executive management team of a publicly traded company, his knowledge of the real estate industry, and his familiarity with the communities that the Company serves.

Jeanette G. Clough, Age 64.  Since November 1998, Ms. Clough has served as the Chief Executive Officer and President of Mount Auburn Hospital.  Ms. Clough has served as a Director of the Company and of Cambridge Trust since 2008.  The Board has determined that Ms. Clough is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees, her experience as Chief Executive Officer of a large healthcare organization, and her knowledge of the communities in the Company’s market area.

Hambleton Lord, Age 56.  Mr. Lord has over 30 years’ experience in the software industry founding and building industry leading companies.  Since 2002, he has been the Managing Director of Launchpad Venture Group, a Boston-based angel investor group that focuses on seed stage technology companies.  He manages the group’s deal flow, due diligence, and investing activities.  He is also the Co-Founder of Seraf, a software company that develops professional portfolio management tools for investors in early stage companies.  Mr. Lord has served as a Director of the Company and of Cambridge Trust since 2012 and currently serves as Chair of the Compensation Committee.  The Board has determined that Mr. Lord is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, his experience as an angel investor, his knowledge of the software industry and innovation economy in Massachusetts, and his knowledge of the business communities in the Company’s market area.

R. Gregg Stone, Age 65.  Mr. Stone serves as Manager of Kestrel Management, LLC, through which he manages venture capital and family investments.  He has worked in the investment industry since 1986 when he joined Pell, Rudman & Co., Inc. as a Vice President from the law firm Hemenway & Barnes.  Mr. Stone has served on the boards of a number of private companies and charities including serving on the board of NovaCare from its acquisition by Foster Management Company in 1985 through its initial public offering in 1986 until 1993.  Mr. Stone has served as Director of the Company and of Cambridge Trust since 2009.  The Board has determined that Mr. Stone is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, and his background in investment management and venture capital.

Mark D. Thompson, President, Age 61.  Mr. Thompson serves as President of the Company and of Cambridge Trust and oversees the Company’s private banking activities including wealth management, consumer banking and marketing.  Prior to joining the Company in 2017, Mr. Thompson spent 22 years at Boston Private Bank & Trust Company in various capacities including Chief Executive Officer.  Prior to joining Boston Private Bank & Trust, Mr. Thompson was an Executive Vice President and a founding officer at Wainwright Bank & Trust Company. The Board has determined that Mr. Thompson is qualified to serve as a Director based upon his extensive experience in banking and financial services, including his experience in executive leadership positions of a publicly traded company.

Susan R. Windham-Bannister, Ph.D., Age 66.  Dr. Windham-Bannister is Managing Partner of Biomedical Innovation Advisors LLC and President and CEO of Biomedical Growth Strategies LLC, where she has served since May 2015.  Prior to that she had served as the founding President and CEO of the Massachusetts Life Sciences Center since July 2008, overseeing a $1 billion investment to accelerate the pace of growth in pharmaceuticals, biotechnology, medical devices, medical diagnostics, and bioinformatics industries in Massachusetts.  Dr. Windham-Bannister has served as a Director of the Company and of Cambridge Trust since 2016.  The Board has determined that Dr. Windham-Bannister is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous boards and because she has extensive experience as a leader in the innovation economy.

Continuing Directors

Class III Directors

Cathleen A. Schmidt, Age 58.  Since 2013, Ms. Schmidt has served as Executive Director and CEO at McLane Middleton Professional Association, a full service law firm with headquarters in Manchester, New Hampshire.  Prior to that, she spent six years as President and CEO of Citizen’s Bank New Hampshire/Vermont.  She has served as a Director of the Company and of Cambridge Trust since 2016.  The Board has determined that Ms. Schmidt is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees.  In addition, Ms. Schmidt brings to the Board her experience in executive management of a large regional bank, expertise in retail banking, and knowledge of the New Hampshire market.

Denis K. Sheahan, Chairman, Chief Executive Officer, Age 53.  Mr. Sheahan serves as CEO of the Company and of Cambridge Trust.  Prior to joining the Company in 2015, Mr. Sheahan spent 19 years at Independent Bank Corp. and Rockland Trust in various capacities including Chief Operating Officer, Chief Financial Officer, and Controller.  He has served as a Director of the Company and of Cambridge Trust since 2015.  The Board has determined that Mr. Sheahan is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust and his extensive experience in many areas of banking and financial services.  Mr. Sheahan has experience in positions of executive leadership at publicly traded companies and knowledge of the communities that the Company serves.

Anne M. Thomas, Age 71.  Before her retirement in 2012, Ms. Thomas was Special Counsel for the City of Somerville for 19 years.  Prior to that, Ms. Thomas had a private law practice which originated in Harvard Square in 1975 and included representation of numerous Cambridge businesses and nonprofit organizations.  Ms. Thomas has served as a Director of the Company and of Cambridge Trust since 1979, including as Chair or member of most of the Board Committees.  The Board has determined that Ms. Thomas is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees, her mature business judgment, her inquisitive and objective perspective, her legal experience, and her familiarity with the communities that the Company serves.

David C. Warner, Lead Director, Age 71.  Mr. Warner has been a partner of J.M. Forbes & Co., a private investment advisory and trust office located in Boston, since 1989.  Mr. Warner leads investment activity at the firm.  Mr. Warner has served as a Director of the Company and of Cambridge Trust since 1999, and he currently serves as Lead Director.  The Board determined that Mr. Warner is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, and his knowledge and experience as an executive in the investment management industry and banking.

Class I Directors

Sarah G. Green, Age 70.  Before her retirement in 2013, Ms. Green was the Chief Operating Officer at the Federal Reserve Bank of Richmond for seven years.  Prior to that, Ms. Green was an Executive Officer at the Federal Reserve Bank of Boston for 28 years.  Ms. Green has served as a Director of the Company and of Cambridge Trust since 2014, and she is currently Chair of the Audit Committee.  The Board has determined that Ms. Green is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees and her leadership of director education activities, her experience as an executive at the Federal Reserve System, her knowledge of payments systems, and her broad experience in serving on non-profit boards.

Edward F. Jankowski, Age 67.  Before his retirement in 2015, Mr. Jankowski held many roles during his 16 years at Independent Bank Corp. and Rockland Trust, a Massachusetts commercial bank, including Senior Vice President, Residential Lending and Corporate Compliance, Chief Technology and Operations Officer, Chief Risk Officer and Chief Internal Auditor.  Before joining Rockland Trust Mr. Jankowski served as SVP of North Shore Bank, and SVP at Multibank Service Corp., a subsidiary of Multibank Financial Corp.  Mr. Jankowski is a Certified Public Accountant.  Mr. Jankowski has served as a Director of the Company and of Cambridge Trust since 2016.  The Board believes that Mr. Jankowski is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, his knowledge of banking regulation and risk management, his training as a certified public accountant, and his experience as an executive of a publicly traded organization in the banking and finance industry.

Leon A. Palandjian, MD, CFA, Age 48.  Dr. Palandjian is the Chief Risk Officer of Intercontinental Real Estate Corporation, a national real estate investment, development, and management firm headquartered in Boston, MA. His investment experience spans venture capital, private and public equity, in the life science and real estate sectors. Dr. Palandjian has served as a Director of the Company and of Cambridge Trust since 2006 and was Lead Director from 2014 until January 2017 and is currently Chair of the Trust Committee. The Board has determined that Dr. Palandjian is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, his extensive experience in equity investment and finance, his CFA qualification, and his knowledge of the communities in the Company’s market area.

Linda Whitlock, Age 70.  Ms. Whitlock founded (in 2010) and is a Principal of The Whitlock Group, a management and strategy consulting firm.  Previously, Ms. Whitlock was President and Chief Executive Officer of Boys & Girls Clubs of Boston from 1999 to 2008.  Ms. Whitlock has served as a Director of the Company and of Cambridge Trust since 2002, and was the Company’s first Lead Director from 2011 until 2014.  She chaired the recent search for a new chief executive of the Company, and is currently Chair of the Governance Committee.  The Board believes that Ms. Whitlock is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees, her experience as a Chief Executive Officer, and her extensive governance experience on the boards of public and private companies and charitable organizations based in the Company’s market area.

INFORMATION ABOUT THE COMPANY’S EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following individuals are the current executive officers of the Company and/or Cambridge Trust who are not directors. The executive officers hold office until their respective successors have been appointed and qualified, or until death, resignation or removal by the Board. In addition, we have entered into Employment Agreements with certain executive officers, which set forth the terms of their employment. Ages reflected are as of the annual meeting date of May 14, 2018.

Lynne M. Burrow, Age 65.  Ms. Burrow joined Cambridge Trust in 1998 as Senior Vice President and Chief Information Officer. In 2006, Ms. Burrow was promoted to Executive Vice President and Chief Information Officer. In 2016, Director of Strategy and Planning was added to her responsibilities. Prior to joining the Bank, Ms. Burrow spent 20 years at Fleet/Shawmut National/Connecticut National/Shawmut/Fidelity Trust where she was responsible for Information Technology and Bank Operations.

Michael F. Carotenuto, Age 32.  Mr. Carotenuto has been the Chief Financial Officer and Treasurer of Cambridge Trust since November 2016.  Mr. Carotenuto most recently served as Senior Vice President, Director of Treasury and Internal Reporting at Belmont Savings Bank since 2011.  Prior to that he worked at People’s United Financial, Inc. as an Accounting Policies Advisor and was on the Risk Advisory Services staff at Ernst & Young, LLP.  Mr. Carotenuto is a Certified Public Accountant and he also serves as Secretary of the Company and of Cambridge Trust.

Thomas A. Johnson, Age 60.  Mr. Johnson joined Cambridge Trust in 2001 as Branch Administrator.  In 2006 Mr. Johnson was promoted to Senior Vice President, Consumer Banking Director and became Executive Vice President in 2014.  Prior to joining Cambridge Trust, Mr. Johnson spent 19 years at BayBank/BankBoston/Fleet, responsible for retail banking, consumer lending, and facilities.

Martin B. Millane, Jr, Age 61.  Mr. Millane joined Cambridge Trust in 2004 as Senior Vice President, Commercial Real Estate.  In 2010 he became Senior Vice President, Senior Lending Officer and was promoted to his current role of Executive Vice President, Chief Lending Officer in 2014.  Prior to joining Cambridge Trust, Mr. Millane was a Senior Vice President in Commercial Lending at Century Bank.

Jennifer A. Pline, Age 58.  Ms. Pline joined Cambridge Trust in 2017 and serves as Executive Vice President, and Head of the Company’s Wealth Management Group.  Prior to joining Cambridge Trust Ms. Pline worked as Managing Director, Chief Trusts & Gifts Officer at Harvard Management Company since 2005.  Prior to that she worked at Standish Mellon Asset Management as the Director of Client Service and was a vice president at Standish, Ayer & Wood, Inc.  Ms. Pline is a Chartered Financial Analyst.

Pilar Pueyo, Age 56.  Ms. Pueyo joined Cambridge Trust in 2016 as Senior Vice President, and Director of Human Resources.  Prior to joining Cambridge Trust, Ms. Pueyo spent 17 years at Boston Private Bank and Trust Company where she was responsible for the delivery and execution of Human Resources strategy, programs, and services to support its business strategy.

Jennifer M. Willis, Age 51.  Ms. Willis joined Cambridge Trust in 2017 as Senior Vice President and Chief Marketing Officer. Prior to joining Cambridge Trust, Ms. Willis spent 17 years at Boston Private Bank and Trust Company where she provided strategic, operational, and administrative oversight for the marketing group. Prior to joining Boston Private, Ms. Willis held various marketing roles at Bank of Boston.

CORPORATE GOVERNANCE

Board of Directors; Board Leadership Structure

Since Mr. Sheahan, the Company’s Chief Executive Officer, also serves as Chairman of the Board, the Board has elected an independent director, Mr. Warner, to serve as a Lead Director. The Lead Director coordinates the activities of the other independent Directors, acts as a liaison between the Board and the Chief Executive Officer, leads their executive sessions, and performs such other duties as the Board requests. The Board provides oversight of the Chief Executive Officer and other management of the Company and Cambridge Trust to ensure that the long-term interests of shareholders are being served. The Board believes that having a combined Chairman and principal executive officer, coupled with a lead independent director, is the most appropriate leadership structure for the Company, especially given Mr. Sheahan’s extensive experience in banking and financial services and his extensive knowledge of the Company and its governance. This structure allows Board discussions regarding performance and strategic matters to be led by the person who oversees the Company’s strategy and operations and establishes a single voice to speak on behalf of the Company, while the lead independent director component of the structure provides independent leadership that mitigates any real or perceived conflicts of interest. The Board typically will have nine regularly scheduled meetings a year, and additional meetings when necessary or advisable, at which reports on the management and performance of the Company and Cambridge Trust are reviewed. The Board has also established the Board Committees described below which regularly meet and report back to the Board on the responsibilities delegated to them. In addition to its general oversight role, the Board also: selects, evaluates, and compensates the Chief Executive Officer and oversees Chief Executive Officer  succession planning; reviews, monitors, and, when necessary or appropriate, approves fundamental financial and business strategies and major corporate actions; assesses major risks facing the Company or Cambridge Trust and options for their mitigation; and seeks to maintain the integrity of financial statements and the integrity of compliance with law and ethics of the Company and Cambridge Trust.

The Board held nine regular meetings and two special meeting during the fiscal year ended December 31, 2017. Each incumbent director attended at least 75% of the total of (i) the meetings of the Board held during the period for which he/she has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period.

The Company’s policy is that all directors and nominees attend the Annual Meeting. At the 2017 Annual Meeting, all directors then serving on the Board were in attendance.

Board’s Role in Risk Oversight

The Board has the ultimate authority and responsibility for overseeing risk management at the Company. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on numerous risk components that impact the operations and reputation of the Company. The Board delegates other aspects of its risk oversight function to its committees.

The Audit Committee oversees, reviews and monitors, including discussing with management, the internal auditors and the independent auditor, the Company’s and Cambridge Trust’s major risk exposures and the steps management is taking to monitor and control such exposures, including the Company’s enterprise risk management approach, risk assessment and risk management policies.

The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee reviews the Company’s incentive plans to ensure that such plans adequately manage risk and do not cause excessive risk taking.

Board of Directors Independence

Rule 5605 of the NASDAQ Listing Rules requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a compensation committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a compensation committee of a listed company, the board of directors must consider all factors specifically relevant to determining whether that member has a relationship with the company which is material to that member’s ability to be independent from management in connection with the duties of a compensation committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the company to such member; and (b) whether such member is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board consults with outside legal counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that all of its directors, including the director nominees, satisfy general independence requirements under the NASDAQ Listing Rules, other than Messrs. Sheahan and Thompson. In making this determination, the Board found that none of the directors, other than Messrs. Sheahan and Thompson, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Messrs. Sheahan and Thompson, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Sheahan, Chief Executive Officer, and Mr. Thompson, President, are not independent directors by virtue of their current employment with us. The Board also determined that each member of the Audit, Governance and Compensation Committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

Director Nominations

The Board, upon recommendation of the Governance Committee, selects director nominees to be presented for shareholder approval at the Annual Meeting, including the nomination of incumbent directors for reelection and the consideration of any director nominations submitted by shareholders. As of the date of this proxy statement, the Governance Committee had not received any shareholder recommendations for nominees in accordance with our Bylaws in connection with the Annual Meeting.

In evaluating the qualifications of potential new directors, the Board considers the following set of recruitment criteria:

•

Directors should, as a result of their occupation, background, and/or experience, possess a mature business judgment that enables them to make a positive contribution to the Board.  Directors are expected to bring an inquisitive and objective perspective to their duties.  Directors should possess, and demonstrate through their actions on the Board, exemplary ethics, integrity, and values.

•

Each candidate’s leadership experience, business experience and acumen, familiarity with relevant industry issues, and such other relevant skills and experience as may contribute to the Board’s effectiveness and the Company’s success.

•

Based upon the characteristics of the then current Board, the Committee takes Board diversity into account with respect to personal attributes and characteristics, including with respect to race, ethnicity, gender, age, cultural backgrounds, professional experience, skills, and other qualifications.

•

While familiarity with the communities that Cambridge Trust serves is one factor to be considered in determining if an individual is qualified to serve as a director, it is not a controlling factor.  The Board believes that a significant portion of the directors should be, and are, drawn from the communities that the Company serves.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.  Directors are expected to offer their resignation in the event of any significant change in circumstances that renders them incapable of performing their duties.  Directors who attain the age of 72 during their elected term as a director will retire from the Board as of the next Annual Meeting of Shareholders.

Shareholder Communications with the Board

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and will respond as appropriate. Communications will be forwarded to all members of the Board or specified individual directors if they relate to substantive matters and include suggestions or comments that are considered to be appropriate for Board consideration. Shareholders who wish to send communications to the Board should submit them, in writing, to Corporate Secretary, c/o Elaine Virzi, Cambridge Trust Company, 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138.

Code of Ethics

The Board has also adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all employees, officers and directors. Each employee, officer and director participates in an annual training session that focuses on topics covered by the Company’s Code of Ethics. The training reinforces the Company’s core values and commitment to full compliance with applicable laws and regulations. You can find links to the Code of Ethics on the Company’s website at: http://ir.cambridgetrust.com/govdocs. The inclusion of the Company’s website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on the Company’s website into this proxy statement.

You can also obtain a printed copy of the Committee charters (referenced in “Committees of the Board of Directors”) and the Code of Ethics, without charge, by contacting us at the following address:

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, MA 02138

ATTN: Corporate Secretary

Committees of the Board of Directors

The Board has an Audit Committee, a Compensation Committee and a Governance Committee along with other various committees. The Board has adopted a charter for each of the Audit Committee, the Compensation Committee, and Governance Committee, as well as qualification guidelines for board members.  The following table provides meeting information for the year ended December 31, 2017, for each committee:

Name	Audit Committee	Compensation Committee	Governance Committee
Donald T. Briggs	X	X
Jeannette G. Clough	X**
Sarah G. Green	X*	X	X
Edward F. Jankowski	X**
Hambleton Lord	X	X*
Leon A. Palandjian		X	X
Cathleen A. Schmidt
Denis K. Sheahan
R. Gregg Stone	X	X	X
Anne M. Thomas			X
Mark D. Thompson
David C. Warner		X	X
Linda Whitlock		X	X*
Susan R. Windham-Bannister	X
Total meetings in 2017	6	9	5

*	Committee Chair
**	Financial Expert

Audit Committee

The Audit Committee oversees the Company’s accounting and financial reporting processes, including its internal audit function, risk management oversight, the external and internal audits of the company’s financial statements, the integrity of the financial statements of the Company, the qualifications, independence and performance of the independent auditor engaged by the Company and compliance with applicable legal and regulatory requirements. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. A copy of the Audit Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. During the year ended December 31, 2017, the Audit Committee held six meetings. The members of the Audit Committee currently are Mses. Clough, Green (Chair) and Windham-Bannister and Messrs. Briggs, Jankowski, Lord and Stone.  Each of the members of the Audit Committee meets the independence requirements of the rules of NASDAQ and applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate and that Ms. Clough and Mr. Jankowski qualify as “audit committee financial experts,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2017, with management and the Company’s independent registered public accounting firm, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Audit Committee of the Board of Directors of Cambridge Bancorp
Sarah G. Green, Chair
Donald T. Briggs
Jeanette G. Clough
Edward F. Jankowski
Hambleton Lord
R. Gregg Stone
Susan R. Windham-Bannister

Corporate Governance Committee

The Governance Committee has overall responsibility for recommending corporate governance policies and procedures and board operations for the Company. The Governance Committee provides recommendations for action by the Board related to the appropriate size, composition, function, needs and effectiveness of the Board and its committees, develops and implements corporate governance principles and practices for the Company and oversees implementation of the Company’s Code of Ethics, including reviewing Company transactions involving related parties and other potential conflicts of interest.  The Governance Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, recommends director nominees to fill vacancies on the Board and for approval by the Board and the shareholders. A copy of the Governance Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. During the year ended December 31, 2017, the Governance Committee held five meetings. The members of the Governance Committee are Mses. Green, Thomas and Whitlock (Chair) and Messrs. Palandjian, Stone and Warner. Each member of the Governance Committee meets the independence requirements of the rules of NASDAQ.

Compensation Committee

The Compensation Committee’s responsibilities include: (i) assisting the Board in carrying out its responsibilities in determining the compensation of the Chief Executive Officer, President and the other executive officers of the Company and Cambridge Trust; (ii) establishing compensation policies that will attract and retain qualified personnel through an overall level of compensation that is comparable to, and competitive with, others in the industry and in particular, peer financial institutions; and (iii) assisting the Board with the design and development, for approval, of equity and cash compensation plans.

The Compensation Committee also makes recommendations to the Board on the executive officers to whom equity and cash awards shall be granted, the number of shares to be granted to each, and the time or times at which such awards should be granted.

The Chief Executive Officer reviews the performance of the executive officers of the Company and Cambridge Trust (other than the Chief Executive Officer) and, based on that review, makes recommendations to the Compensation Committee about the compensation of executive officers other than himself. The Chief Executive Officer does not participate in any deliberations or approvals by the Compensation Committee or the Board with respect to his own compensation. The Compensation Committee makes recommendations to the Board about all compensation decisions involving the Chief Executive Officer and the other executive officers of the Company and Cambridge Trust. The Board reviews and votes to approve, in its discretion, all compensation decisions involving the Chief Executive Officer and the executive officers of the Company and Cambridge Trust. The Compensation Committee and the Board use summaries of proposed overall short-term and long-term compensation, summaries of compensation decisions made in past years, and competitive survey data showing current and historic elements of compensation, and other relevant information when reviewing executive officer and Chief Executive Officer compensation. Compensation Committee meetings are attended by the Company’s Chief Executive Officer, other than while his compensation and benefits are discussed. For a description of the role of the Company’s Chief Executive Officer in determining or recommending the amount of compensation paid to the Company’s named executive officers during the year ended December 31, 2017, see “Compensation Discussion and Analysis.”

During the year ended December 31, 2017, the Compensation Committee held nine meetings. The members of the Compensation Committee are Messrs. Lord (Chair), Briggs, Palandjian, Stone and Warner and Mses. Green and Whitlock. Mr. Peterkin served on the Compensation Committee in 2017 until he retired from the board on April 24, 2017.  Each of the members of the Compensation Committee meets the independence requirements of the rules of NASDAQ, and also serve on the Compensation Committee of the Company’s subsidiary, Cambridge Trust Company. A copy of the Compensation Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. The Compensation Committee may delegate to its chairperson or any other Compensation Committee member such power and authority as the Compensation Committee deems appropriate, except such powers and authorities required by law to be exercised by the whole Compensation Committee or subcommittee thereof. For information on the role of compensation consultants determining or recommending the amount or form of executive or director compensation, see “Compensation and Discussion Analysis - Oversight Responsibility for Executive Compensation – Role of the Compensation Consultant.”

Compensation Committee Interlocks and Insider Participation

In 2017, the Compensation Committee was comprised entirely of independent directors, Messrs. Lord (Chair), Briggs, Palandjian, Peterkin, Stone and Warner and Mses. Green and Whitlock. No member of the Compensation Committee is a current, or during 2017 was a former, executive officer or employee of the Company or any of its subsidiaries. During 2017, J.M. Forbes & Co., where Mr. Warner, one of the Company’s directors, is a partner, purchased research subscription services from the Company’s Wealth Management division for an aggregate value of approximately $150,000.  Such purchase was approved by the Board pursuant to the policies and procedures described herein. In 2017, none of the Company’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, or NEOs, we are referring to the following individuals whose 2017 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.

Name	Position
Denis K. Sheahan	Chief Executive Officer
Michael F. Carotenuto	Chief Financial Officer
Lynne M. Burrow	Executive Vice-President, Chief Information Officer
Jennifer A. Pline	Executive Vice-President, Wealth Management
Mark D. Thompson	President

Executive Summary

2017 Business Highlights

Cambridge Bancorp (together with its bank subsidiary, unless the context otherwise requires, the “Company”) is a Massachusetts corporation and has one bank subsidiary (the “Bank”): Cambridge Trust Company formed in 1890. On October 18, 2017, the Company’s shares commenced trading on the NASDAQ.  As of December 31, 2017, the Company had total assets of approximately $1.9 billion and operated 11 private banking offices in Eastern Massachusetts. As a Private Bank, we focus on four core services Wealth Management, Commercial Banking, Residential Lending and Personal Banking. The Bank’s customers consist primarily of consumers and small- and medium-sized businesses throughout Massachusetts and New Hampshire. The Company’s Wealth Management Group has four offices, one in Boston, Massachusetts and three in New Hampshire in Concord, Manchester, and Portsmouth. As of December 31, 2017, the Company had assets under management and administration of approximately $3.1 billion.

2017 was a year of continued growth and strong performance for the Company, as measured by numerous metrics:

•	Net income (core) increased 10.6% from 2017 (from $16.9 million to $18.7 million)
•	Diluted EPS (core) increased 9.6% from 2017 (from $4.15 to $4.55)
•	Wealth Management assets under management and administration increased 14.7% (from $2.7 billion to $3.1 billion) and Wealth Management revenue increased 12.9% (from $20.4 million to $23.0 million)
•

Return on Average Equity (core) was 13.21%, which represents top decile performance vs. the most recent publicly available data in the Bank Holding Company Performance Report (for institutions with similar asset size) as published by the FFIEC.

GAAP to Non-GAAP Reconciliation (Dollars in thousands, except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor's proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company's performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Net Income (Core) / Diluted EPS (Core)	2017	2016
Net income (a GAAP measure)	$14,816	$16,896
Plus: Income tax adjustment *	3,869	—
Net income (core) (a non-GAAP measure)	$18,685	$16,896
Weighted average diluted shares	4,065,754	4,028,944
Diluted earnings per common share (core) (a non-GAAP measure)	$4.55	$4.15

Return on Average Equity (Core)	2017	2016
Net income (core) (a non-GAAP measure)	$18,685	$16,896
Average shareholders’ equity	$141,488	$132,267
Return on average equity (core) (a non-GAAP measure)	13.21%	12.77%

*Income tax adjustment related to the re-measurement of net deferred tax assets due to the Tax Cuts and Job Act

The Company’s performance was reflected in its stock price.  Based on its closing stock price of $79.80, the Company’s total shareholder return for 2017 was 31.7% (assuming reinvestment of dividends), outperforming both the peer group and the broader market.

	Period Ending
Index	12/31/16	01/31/17	02/28/17	03/31/17	04/30/17	05/31/17	06/30/17	07/31/17	08/31/17	09/30/17	10/31/17	11/30/17	12/31/17
Cambridge Bancorp	100.00	102.75	102.75	105.09	108.33	111.24	109.45	106.53	112.70	114.34	121.30	121.67	131.65
SNL Bank NASDAQ Index	100.00	98.07	101.06	97.39	96.68	92.94	99.29	98.02	94.28	102.82	103.61	107.28	105.28
Peer Group Average	100.00	95.17	97.45	96.88	98.65	93.32	99.93	100.82	97.78	107.36	108.13	110.72	106.25

Key 2017 Compensation Actions

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during 2017 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2017 Compensation Actions
Base Salary (Page 19)

•     Represents the “fixed” amount of compensation executives receive in exchange for performing their role.

•     Competitive with market median (that is, the 50th percentile) for comparable roles in similar organizations.

•     Actual salaries reflect each individual’s experience, tenure, performance, and contribution to the Company.

• Merit-based increases for 2017 ranged from 0% to 3%.
Short-Term Incentive Compensation (Page 19)

•     Rewards the achievement of annual performance (both Company and individual).

•     Target incentive opportunity (as a percentage of base salary) is aligned with market/industry practice.

•     Actual awards reflect performance relative to annual Company and individual performance.

• Short-term cash incentive awards were earned at target at an average of 131% due to strong Return on Equity performance and Operating Income results.
Long-Term Equity Incentive Compensation (Page 21)

•     Rewards long-term sustained performance and aligns executives with shareholder interests.

•     2017 annual equity-based awards consist of performance-based restricted stock units (PRSUs).

•     Equity awards create a strong ownership culture.

• PRSUs are subject to a 3-year performance period (2017-2019) and will be earned based on Return on Assets and diluted Earnings Per Share growth performance as compared to the peer group.

In addition, we granted restricted stock awards (“RSAs”) during 2017 as part of key new-hire arrangements.  See the Compensation and Discussion Analysis – 2017 Target Awards section for details.

Compensation Philosophy

The Company’s compensation philosophy is intended to provide a total compensation package that is competitive with market practice while varying awards to recognize Company and individual performance. The objective is to provide competitive pay for achieving performance goals consistent with the Company’s business objectives and performance compared to industry. Actual compensation should exceed market when superior performance is achieved, and be lower than market when performance falls below expectations.

In aggregate, the objectives of the Company’s compensation program are to:

•	Attract and retain talented members of senior management;
•	Provide a competitive total compensation and benefits package;
•	Reward superior performance (appropriately balancing short-term and long-term objectives); and
•	Align management interests with those of shareholders.

Since a significant portion of the Company’s total compensation is performance-based (short-term and long-term incentives), the Company expects its compensation will vary on an annual basis, but reflect over the long-term the Company’s performance. In the aggregate, the Company believes its total compensation program provides appropriate balance that enables the Company to ensure proper pay-performance alignment and reduces the potential that its plans might motivate inappropriate risk-taking. The Company’s program balances:

•	Short-term and long-term performance;
•	Bank and individual performance;
•	Quantitative/financial performance goals and qualitative/discretionary performance; and
•	Absolute performance (the Company’s internal goals) and relative performance (compared to industry).

The targeted mix of total direct compensation we established at the beginning of 2017 for our CEO and the other NEOs is illustrated below. We believe the mix of compensation components, the allocation between cash and equity, the time horizon between short-term and long-term and the differentiation between fixed and variable compensation, collectively provide appropriate incentives to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive shareholder value.

CEO Targeted Pay Mix	Salary	Annual Cash Incentive	PRSU	Total
% of Total Compensation	52%	30%	18%	100%
Cash vs. Equity	82%		18%	100%
Fixed vs. Variable	52%	48%		100%

Other NEOs Targeted Pay Mix (average)	Salary	Annual Cash Incentive	PRSU	Total
% of Total Compensation	60%	22%	18%	100%
Cash vs. Equity	82%		18%	100%
Fixed vs. Variable	60%	40%		100%

Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with shareholder interests. Our executive compensation practices are comprised of the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

✓   Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation

✓   Pre-established performance goals that are aligned with creation of shareholder value

✓   Market comparison of executive compensation against a relevant peer group

✓   Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company

✓   Stock ownership guidelines for executive officers and directors

✓   Clawback policy

✓   Mitigate undue risk through strong governance practices

✘   We do not have 280G excise tax gross-ups

✘   We do not pay dividends or dividend equivalents on unearned performance-based units

✘   We do not allow repricing of underwater stock options without shareholder approval

✘   We do not allow hedging or short sales of our securities

✘   We do not allow pledging of our securities

Oversight Responsibilities for Executive Compensation

Role of the Compensation Committee and Management

Although the Compensation Committee makes independent recommendations to the Board on all matters related to compensation of the named executive officers, certain members of management are requested to attend and provide input to the Compensation Committee throughout the year. Input may be sought from the Chief Executive Officer, President, Chief Financial Officer, the Senior Vice President and Director of Human Resources, and others as needed to ensure the Compensation Committee has the information and perspective it needs to carry out its duties.

The Compensation Committee meets with the Chief Executive Officer to discuss his performance and compensation, but ultimately decisions regarding his compensation are made based upon the Compensation Committee’s deliberations, as recommended and approved by the Board, as well as input from the compensation consultant, as requested. The Compensation Committee considers recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested, to make compensation decisions for other executives.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year on matters relating to executive compensation. The Compensation Committee has direct access to and meets periodically with the compensation consultant independently of management.

During 2017, the Compensation Committee retained the services of Frederic W. Cook & Co., Inc. (“FW Cook”), an independent outside consulting firm specializing in executive and board compensation, to assist the Committee. FW Cook reports directly to the Compensation Committee and carries out its responsibilities to the Compensation Committee in coordination with both the Chief Executive Officer and the Senior Vice President and Director of Human Resources. Services include conducting benchmarking studies, establishing compensation guidelines, designing incentive programs, assisting with the proxy disclosure, and providing insight on emerging regulations and best practices.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that FW Cook has no conflict of interest in providing executive compensation consulting services.

Use of Peer Groups and Survey Information

The Compensation Committee engaged FW Cook to conduct a competitive review of the Company’s executive compensation program. A primary data source used in setting market-competitive guidelines for the executive officers is the information publicly disclosed by a peer group of other publicly traded banks which the Committee uses only as a competitive reference point and not as a determinative factor when making executive compensation decisions.

The Compensation Committee engaged FW Cook to assess the relevance of the companies within the peer group and makes changes when appropriate. Banks selected as peers for compensation purposes are public and actively traded banks which align with some or all of the following criteria:

•	Asset sizes between $600 million and $6 billion;
•	Fee/revenue mix greater than 20%;
•	Geographic location in a metropolitan area; and
•	With a wealth management operation.

Based on these criteria, the following companies are currently included in the Company’s peer proxy group:

Arrow Financial Corporation	Independent Bank Corp.
Bryn Mawr Bank Corporation	NBT Bancorp Inc.
Camden National Corporation	Orrstown Financial Services, Inc.
Chemung Financial Corporation	Peapack-Gladstone Financial Corporation
Citizens & Northern Corporation	Univest Corporation of Pennsylvania
First Bancorp, Inc.	Washington Trust Bancorp, Inc.
Franklin Financial Services Corporation

In addition to reviewing information from the peer group, the Compensation Committee evaluates executive compensation by reviewing national and regional surveys that cover a broader group of companies.

Compensation Program Elements

Base Salary

In early 2017, performance evaluations of Mr. Sheahan and the other executive officers were completed with respect to their 2016 performance. The Board approved base salary increases for all executive officers based upon the recommendations of the Compensation Committee which were derived from, in the case of the executive officers other than Mr. Sheahan, the evaluation of their performance by Mr. Sheahan and, in the case of Mr. Sheahan, the Board’s performance evaluation of Mr. Sheahan.

Executive (1)	2016 Base Salary	Increase (%)	2017 Base Salary
Denis K. Sheahan	$465,000	3%	$479,000
Michael F. Carotenuto	$225,000	—	$225,000
Lynne M. Burrow	$272,650	3%	$281,000
Jennifer A. Pline	N/A	N/A	$400,000
Mark D. Thompson	N/A	N/A	$450,000

(1)

Mr. Carotenuto joined the Company on November 14, 2016 and therefore was not eligible for a salary increase in 2017.  Ms. Pline joined the Company on January 30, 2017 and Mr. Thompson joined the Company on September 25, 2017, and, therefore, they were also ineligible for salary increases in 2017.

Short-Term Incentives

The Compensation Committee approved an executive officer annual incentive plan for use in 2017 (the “2017 Incentive Plan”). All determinations regarding the achievement of any performance goals, the achievement of individual performance goals and objectives, and the amounts awarded under the 2017 Incentive Plan were made by the Compensation Committee. The 2017 Incentive Plan expressly reserved the Compensation Committee’s right, in its sole and absolute discretion, to reduce, including a reduction to zero, any award otherwise payable.

The 2017 Incentive Plan creates a cash incentive program based upon the Company’s financial performance, with awards determined by the product of the participant’s Target Award multiplied by the combined Bank and Individual Performance Adjustment Factors, subject to adjustment in accordance with the 2017 Incentive Plan. Each of these components is discussed in greater detail below.

The award payable to any participant can be less than or more than the Target Award, depending upon the Company’s performance against the criteria used to determine the Bank and the Individual Performance Adjustment Factors and any exercise of Compensation Committee discretion to make adjustments in accordance with the 2017 Incentive Plan.

The 2017 Incentive Plan defines the “Target Award” as a percentage of an executive officer’s base salary and provides a range of opportunity around targets defined as “threshold” (50% of the target incentive opportunity) and “stretch” (150% of the target incentive opportunity). The applicable Target Awards and thresholds are shown by executive officer in the following table. For performance between threshold and target and between target and stretch, the payout percentage is computed on an interpolated basis.

2017 Short-Term Incentive Targets
	Below	Threshold	Target	Stretch
Executive (1)	Threshold	(50% of Target)	(100% of Target)	(150% of Target)
Denis K. Sheahan	0%	30%	60%	90%
Michael F. Carotenuto	0%	15%	30%	45%
Lynne M. Burrow	0%	20%	40%	60%
Jennifer A. Pline	0%	20%	40%	60%

(1)

Mr. Thompson was not included in the above table or the following discussion. Mr. Thompson joined the Company on September 25, 2017, and, as a result, was not eligible to participate in the 2017 Incentive Plan.

Each participant has predefined performance goals with weightings that determine the annual incentive award. There are two performance categories – Bank Performance and Individual Performance, as shown in the table below. Weightings vary based upon the officer’s role at the Bank.

Executive	Bank Performance Weighting	Individual Performance Weighting
Denis K. Sheahan	75%	25%
Michael F. Carotenuto	60%	40%
Lynne M. Burrow	70%	30%
Jennifer A. Pline	25%	75%

The 2017 Incentive Plan requires the Target Award to be multiplied by the combined Bank and Individual Performance Adjustment Factors.

Bank Performance Measures and Goals. The 2017 Incentive Plan determines the Bank Performance Adjustment Factor based upon a combination of the Company’s Return on Equity (“ROE”) performance against peers, calculated on an after-tax basis, and Operating Income results against budget, within specified ranges set forth in the 2017 Incentive Plan which specify threshold, target, and maximum performance levels, as shown in the chart below. These measures were selected because the Compensation Committee believes these performance metrics closely align with both the Company’s short-term strategy and its long-term objective of creating sustainable shareholder value. The 2017 Incentive Plan defines Operating Income to exclude security gains and losses, taxes, and other material non-recurring items as determined by the Compensation Committee; the 2017 calculation reflects GAAP pre-tax income as reported. The 2017 ROE calculation excludes the impact of the Tax Cuts and Jobs Act of 2017. The range of the Bank Performance Adjustment Factor set forth in the 2017 Incentive Plan is as follows:

Bank Performance Measures	2017 Performance Goals			Actual Performance
(Equally Weighted)	Threshold	Target	Stretch
Return on Equity (after Tax)	80% of 75th Percentile of Peer Index Performance	75th Percentile of Peer Index Performance	120% of 75th Percentile of Peer Index Performance	13.21% ROE, 126% of 75th percentile
Operating Income (before security gains/losses, taxes, and other material non-recurring items)	80% of Budgeted Operating Income $21.5 million	Operating Income Per Budget $26.9 million	120% of Budgeted Operating Income $32.3 million	$28.2 million or 112.0%

The ROE performance measure is determined by comparing the Company’s ROE performance against the Commercial Bank Peer Group. The Commercial Bank Peer Group is defined as Commercial Banks with assets $500M - $5B, located in the Northeast (CT, MA, ME, NH, NJ, NY, PA, RI and VT) and traded on NYSE, NASDAQ, and OTCBB.

The Compensation Committee’s determinations under the 2017 Incentive Plan are not required to be uniform and could be made selectively among persons who received, or who were eligible to receive, a cash award. The Compensation Committee has the right, in its sole and absolute discretion, to make adjustments to the Bank Performance Adjustment Factor within the defined parameters set forth in the 2017 Incentive Plan based upon: one-time, non-recurring, or extraordinary events or any other reason that the Committee deems appropriate; adjust any awards by considering factors such as regulatory compliance and credit quality; and to reduce, including a reduction to zero, any cash award otherwise payable.

Individual Performance Measures and Goals. In addition to the Bank performance goals, participants had individual goals that focused on department/team performance (such as lending growth or deposit growth) and/or individual performance. The mix of these goals varies by role. Performance targets and ranges for each measure were set at the beginning of 2017. If performance-to-goal cannot be quantified, Committee judgment will be used to evaluate goal attainment.

Name	Individual Performance Goals
Denis K. Sheahan	• Strategic vision and execution • Increase investor outreach • Maintain effective Company-wide risk management • Succession planning, executive recruitment and integration
Michael F. Carotenuto

•   Register Cambridge Bancorp on a national exchange and with the SEC

•   Enhance and develop the Bank’s interest rate risk strategy

•   Strengthen the Company’s enterprise risk management process

•   Implement new accounting guidance and internal reporting

•   Increase efficiency and operating leverage

Lynne M. Burrow	• Strategic goal planning and execution, including the Bank’s digital strategy • Increase efficiency and operating leverage • Enhance operational processes
Jennifer A. Pline

•   Growth in wealth management assets under management, revenue and operating margin

•   Review investment strategy and implement changes where appropriate

•   Succession planning and execution

•   Assess business line technology needs

Goal attainment was measured as follows:

Performance	Did not Achieve	Partially Achieved	Fully Achieved	Clearly Exceeded
Award as of % of Target	0% to 25%	25% to 90%	90% to 110%	115% to 150%

Actual 2017 Results

	Target Short-Term Incentive Opportunity	Bank Performance			Individual Performance			Short-Term Incentive Paid	% of Target
		Target	Earned %	Subtotal	Target	Earned %	Subtotal
Denis K. Sheahan	$287,370	$215,528	131.0%	$282,352	$71,843	150%	$107,764	$390,116	136%
Michael F. Carotenuto	$67,500	$40,500	131.0%	$53,057	$27,000	150%	$40,500	$93,557	139%
Lynne M. Burrow	$112,332	$78,632	131.0%	$103,012	$33,700	110%	$37,070	$140,082	125%
Jennifer A. Pline	$160,000	$40,000	131.0%	$52,402	$120,000	120%	$144,000	$196,402	123%

Long-Term Incentives

Equity compensation and stock ownership serve to link the net worth of executive officers to the performance of the Company’s Common Stock and therefore provide an incentive to accomplish the strategic, long-term objectives established by the Company to maximize long-term shareholder returns. Long-term equity compensation grants are also designed to be a retention tool for the individuals to whom they are awarded and are made based on competitive factors, such as equity compensation awarded by peers and amounts that are determined to be appropriate in order to retain key personnel.

The Compensation Committee in 2016 approved the 2017 Long Term Incentive Plan (“2017 LTI”) for performance-based restricted stock unit awards with a three-year performance period (2017-2019).

The final award payout under the 2017 LTI will be determined based upon achievement of specified levels of return on assets (“ROA”) and diluted earnings per share (“EPS”) growth over a three-year period measured against the Commercial Bank Peer Group, an Industry Index (the same index used within the 2017 Incentive Plan). The Compensation Committee selected relative ROA and diluted EPS growth as compared to peer as the primary performance metrics for the 2017 LTI awards because it believes management should be incented to provide multi-year earnings growth and strong Bank profitability. The Compensation Committee also believes that relative ROA and diluted EPS growth are good indicators of shareholder value creation. Further, the Compensation Committee believes that it has set challenging, yet attainable, forward-looking incentive goals.  Any dividends declared during the performance period are accrued and paid out in cash only to the extent that the PRSUs ultimately vest following the completion of the performance period.

The range of performance levels and corresponding payout schedule is shown in the table below (relative ROA and diluted EPS growth are equally-weighted to determine payout):

	Threshold	Target	Stretch
Relative 3-year average ROA and 3-year average diluted EPS growth performance	25th percentile	50th percentile	90th percentile
Payout	25% of award	100% of award	200% of award

The award as a specified percentage of an executive officer’s base salary is targeted as follows:

2017 Long-Term Incentive Targets
	Below	Threshold	Target	Stretch
Executive(1)	Threshold	(25th Percentile)	(50th Percentile)	(90th Percentile)
Denis K. Sheahan	0%	8.75%	35%	70%
Michael F. Carotenuto	0%	7.50%	30%	60%
Lynne M. Burrow	0%	6.25%	25%	50%

(1)

Ms. Pline and Mr. Thompson were not included in the above table or the following discussion. Ms. Pline joined the Company on January 30, 2017 and Mr. Thompson joined the Company on September 25, 2017, and, as a result, were not eligible to participate in the 2017 LTI.

2017 Target Awards:

2017 Long-Term Incentive Target Values
Executive	# of PRSUs at Target	Grant-Date Fair Value
Denis K. Sheahan	2,602	$162,729
Michael F. Carotenuto	1,079	$67,481
Lynne M. Burrow	1,090	$68,169

The Company granted certain executives PRSUs in 2015 that were eligible to vest upon achievement of EPS and ROA performance as compared to an industry index for the period January 1, 2015 through December 31, 2017. Based on the Company’s performance through December 31, 2017, the Committee determined that none of these awards would vest.

During 2017, the Compensation Committee granted sign-on awards to three NEOs.  Inducement awards are considered critical to the Company’s ability to attract top tier talent. Sign-on awards granted to our NEOs in 2017 were as follows:

Executive	# of RSAs at Target	Grant-Date Fair Value
Michael F. Carotenuto	1,535	$100,036
Mark D. Thompson	2,598	$180,015
Jennifer A. Pline	2,097	$139,996

The sign-on RSAs granted to Mr. Carotenuto and Ms. Pline vest in even annual increments over a three-year period, subject to their continued employment by the Company on each vesting date.  The sign-on RSA granted to Mr. Thompson vests in even annual increments over a five-year period, subject to his continued employment by the Company on each vesting date.

2018 Compensation Decisions

During the second half of 2017 and in connection with several transformative actions at the Company (including the listing of our stock on NASDAQ for the first time), the Compensation Committee undertook a comprehensive review into all of our compensation programs, policies, and practices. This thorough evaluation included assessment of the Company’s current programs as related to the Company’s business strategy and compensation philosophy as well as evaluation of competitive market practices. Based on this review, the Compensation Committee approved several changes to the executive compensation program effective for fiscal 2018 that are designed to further align executive compensation with our evolving strategy and to enhance alignment with shareholder interests.

	Committee Action				Discussion
Base Salary ($000)	Executive	2017 Salary	2018 Salary	% Change

The Committee approved base salary adjustments after reviewing each NEO’s position relative to market, individual performance, tenure, and experience. Based on that review, 2018 base salaries were increased 3% for Mr. Sheahan and Mses. Pline and Burrow. The increase for Mr. Carotenuto reflects his relatively low market positioning as compared to peers and like organizations. Mr. Thompson’s salary was not increased due to his start date on September 25, 2017.

	Sheahan	$479	$493	3%
	Thompson	$450	$450	0%
	Carotenuto	$225	$250	11%
	Pline	$400	$412	3%
	Burrow	$281	$289	3%

Short-Term Incentive Targets	Executive	2017 Target Bonus % of Salary	2018 Target Bonus % of Salary

For 2018, all NEOs’ target bonuses (as a percent of salary) remain the same as 2017 targets, with the exception of Mr. Carotenuto. Mr. Carotenuto’s target bonus was increased from 30% of salary to 35% of salary based on internal parity considerations and relatively-low cash positioning as compared to market.

	Sheahan	60%	60%
	Thompson	n/a	50%
	Carotenuto	30%	35%
	Pline	40%	40%
	Burrow	40%	40%
Long-Term Incentives ($000)	Executive		2018 Target Long-Term Incentive

The Committee believes the best interests of shareholders and executives will be more closely aligned by providing executives who have substantial responsibility for our Company’s management and growth with an opportunity to increase their ownership of our stock. The 2018 LTI awards include grants of RSUs, 25% of which will vest based on service requirements and 75% of which will vest based on a combination of performance and service requirements, that enable our NEOs and other executives to participate in the long-term appreciation of our shareholder value, while feeling personally invested in the impact of any business setbacks, whether Company-specific or industry-based.

By providing meaningful equity awards, the executives’ wealth creation opportunity will be directly tied to Company and stock price performance.

Furthermore, LTI awards assist with retention since the awards are subject to vesting related to an individual’s continued employment.

	Sheahan		$750
	Thompson		$450
	Carotenuto		$225
	Pline		$225
	Burrow		$100

The 2018 LTI awards will be delivered 75% in PRSUs that cliff-vest after the three-year performance period based on the same goals as the 2017 LTI awards, subject to the executive’s continued employment by the Company on such vesting date. The remaining 25% of LTI will be delivered in time-vesting restricted stock units (together with the PRSUs, “RSUs”) that vest in even annual increments over a three-year period, subject to the executive’s continued employment by the Company on each vesting date.

Retirement Benefits

Nonqualified Retirement Plans for Executive Officers. The Company maintains several nonqualified retirement programs for executive officers.  Historically, the Board provided a nonqualified defined benefit supplemental executive retirement plan (a “DB SERP”) to help accomplish the objectives of its nonqualified executive officer retirement program.  In 2016, the Board approved, at the recommendation of the Compensation Committee, a change to this program.  New entrants to the Company’s nonqualified deferred compensation program for executives are now provided a nonqualified defined contribution supplemental executive retirement plan (a “DC SERP”).  As of December 31, 2017, Mr. Sheahan and Ms. Burrow each had a DB SERP.  Mr. Thompson and Ms. Pline participate in a DC SERP. Mr. Carotenuto currently does not participate in any nonqualified retirement programs. For detailed descriptions of the DB SERPs and DC SERPs, please refer to the sections entitled “Executive Compensation Tables – Pension Benefits” and “Executive Compensation Tables – Nonqualified Deferred Compensation,” respectively.

The Company also maintains the Cambridge Trust Company Executive Deferred Compensation Plan (the “EDCP”).  The EDCP permits certain highly compensated employees of the Company or the Bank to defer up to 50% of their base salaries and up to 100% of all performance-based compensation.  The Compensation Committee administers the EDCP and annually selects the employees who are eligible to participate.  Each participant is 100% vested in his or her account and has the right to direct the investment of his or her account balance by choosing from among investment alternatives made available by the Compensation Committee.  Each account is credited with earnings or losses arising from the performance of the investments selected by the participant and no participant receives above-market or preferential returns pursuant to the terms of the EDCP.  A participant’s account balance will be paid out, subject to the terms of the EDCP, upon a separation from service, or upon death or disability, in a lump sum payment, unless the participant has elected annual installment payments (when available).  Participants may also elect to receive an in-service distribution and distribution in the event of an unforeseeable emergency is available.

Qualified Retirement Plans for Executive Officers. The Company sponsors the Cambridge Bancorp Employee Retirement Plan, a tax-qualified, non-contributory defined benefit pension plan (the “DB Plan”) covering substantially all employees hired before May 2, 2011.  The plan was frozen to new employees hired after that date.  In October 2017, the Company announced its decision to freeze the accrual of benefits for all participants in the Pension Plan, effective as of December 31, 2017.  The actuarially determined present values of the named executive officers’ retirement benefits as of the end of last year are reported in the section entitled “Executive Compensation Tables – Pension Benefits.”

The Company also maintains a tax-qualified defined contribution plan (the “Profit Sharing Plan” or “401(k) Plan”) that provides for deferral of federal and state income taxes on employee contributions allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Company matches employee contributions up to 100% of the first 3% of each participant’s salary (which was increased to 4% of each participant’s eligible cash compensation effective as of January 1, 2018). Each year, the Company may also make discretionary contributions to the Profit Sharing Plan.  Employees, including our actively employed named executive officers, are eligible to participate in the 401(k) feature of the Profit Sharing Plan on the first business day of the quarter following their initial date of service after attainment of age 21.  Employees, including our actively employed named executive officers, are eligible to participate in the discretionary contribution feature of the Profit Sharing Plan on either January 1 or July 1 of each year, whichever date occurs soonest after the employee has attained the age of 21 and completed 12 months of service consisting of at least 1,000 hours of service.

In addition to the DB Plan and the Profit Sharing Plan, the Company maintains an employee stock ownership plan (“ESOP”). The ESOP is a tax-qualified defined contribution plan in which our employees, including our actively employed named executive officers, are eligible to participate on either January 1 or July 1 of each year, whichever date occurs soonest after the employee has attained the age of 21 and completed 12 months of service consisting of at least 1,000 hours of service.  In general, pursuant to the terms of the ESOP, the Company contributes funds to the ESOP trust fund, the contributed funds are allocated among all the participants’ accounts according to their relative levels of compensation (subject to IRS limits). Historically, the ESOP could purchase from the Company shares of Common Stock that were presently authorized but unissued at a price determined by an independent appraiser and certified by the committee of trustees of the ESOP. Shares purchased by the ESOP trust are then held in each participant’s account, which is subject to vesting requirements.

Perquisites

The Company provides certain perquisites to Mr. Sheahan that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program. To encourage his continued presence in our local community, the Company reimburses Mr. Sheahan in an amount of up to $85,000 per year for expenses incurred in connection with maintaining housing near our Harvard Square office and as a car allowance, plus the income taxes resulting from such reimbursements. The attributed costs of the perquisites provided to Mr. Sheahan for 2017 are included in the “All Other Compensation” column of the “Summary Compensation Table” below.

Change in Control Agreements and Other Severance Arrangements

The Company has entered into double-trigger change in control agreements with certain key employees including the named executive officers. The change in control agreements are designed to promote stability and continuity of senior leadership. The Compensation Committee believes that the interests of shareholders will be best served if the interests of management are aligned with them. The Compensation Committee further believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders. In addition, the Company has entered into letter agreements with each of Mr. Thompson and Ms. Pline that would provide severance benefits in the event that their employment is terminated under certain circumstances unrelated to a change in control. These agreements are described in detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control” below.

New Hire Arrangements with Mark D. Thompson

In connection with the commencement of his employment in September 2017, the Company entered into a letter agreement with Mr. Thompson that provided for a $450,000 annual base salary, eligibility to receive a 2018 annual incentive plan award with a target award percentage of 50% of his base salary, eligibility to receive a 2018 LTI award with an initial target value of 35% of his base salary, new hire equity incentive awards with an aggregate grant date fair value of $450,000 (the “New Hire Grants”) and a cash sign-on bonus of $200,000, payable in the first quarter of 2018.  As mentioned above, Mr. Thompson’s letter agreement also provides for severance benefits, which are described in detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control” below.

The New Hire Grants consisted of 2,598 shares of restricted stock vesting in five annual installments and PRSUs with a target number of 3,897 units eligible for vesting based on the three-year performance of the private banking business plan from January 1, 2018 to December 31, 2020, as measured by loan growth, deposits balance growth, equally weighted, and assets under management growth, life-to-date revenue growth, and life-to-date pre-tax net income (loss) growth, in each case, relative to predetermined targets set by the Compensation Committee.

Also in connection with the commencement of his employment, the Company entered into a DC SERP and a change in control agreement with Mr. Thompson.  For detailed descriptions of Mr. Thompson’s DC SERP and change in control agreement, please refer to the sections entitled “Executive Compensation Tables – Nonqualified Deferred Compensation” and “Executive Compensation – Potential Payments Upon Termination or Change in Control,” respectively.

Tax and Accounting Considerations

Taxation of “Parachute” Payments.  Sections 280G and 4999 of the Internal Revenue Code provide that certain individuals who hold significant equity interests in the Company and certain executive officers and other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any of the named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code, and we have not agreed, and are not otherwise obligated, to provide any executive officer with such a “gross-up” or other reimbursement.

Section 162(m).  The Compensation Committee has previously designed elements of the Company’s compensation programs to conform to Section 162(m) of the Internal Revenue Code and related regulations so that total compensation paid to its NEOs would not exceed $1,000,000 in any one year, except for compensation payments that qualified as “performance-based.” However, recent changes to Section 162(m) eliminated the “performance-based” exception, except for a limited exception with respect to written, binding contracts in effect on November 2, 2017, and, as a result, following the transition period for new SEC registrants, executive compensation is not likely to be fully deductible.

Accounting for Stock-Based Compensation.  The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

Compensation Policies and Practices

Summary
Executive Stock Ownership and Retention

In December 2017, the Compensation Committee approved stock ownership guidelines intended to ensure that the interests of our executives and directors are economically aligned with those of our shareholders. The requirements under that policy were determined after a review of peer and broader market ownership guideline levels. These guidelines establish target levels of ownership of our common stock within five years (either by December 31, 2022, or within five years of becoming subject to the guidelines). Guidelines are calculated based on the following multiples of compensation:

•   Chief Executive Officer – a multiple of three times annual base salary;

•   Other Executive Officers – a multiple of one times annual base salary; and

•   Non-Employee Directors – three times annual equity retainer.

The Compensation Committee believes that the higher target multiples applicable to the Chief Executive Officer and our other executive officers are appropriate given the greater relative scope of responsibilities relating to long-term shareholder value creation associated with those positions.

These target levels determine whether the executive must retain additional stock acquired upon the vesting and release of restricted stock awards (RSAs) or restricted stock units (RSUs – this term includes the PRSUs previously described). Specifically, unless and until the value of our common stock held by a participant equals or exceeds his or her target level at the end of a calendar year, this executive must retain:

•   At least 50% of our common stock received upon the vesting and release of RSAs or RSUs during the following year, after payment or withholding of any applicable exercise price and taxes; and

•   All other shares of our common stock held by the participant.

We apply the value of unvested RSAs and RSUs toward satisfying these guidelines, but do not apply the value of unvested PRSUs, as the PRSUs are “at risk” and the associated shares may or may not ultimately be delivered. Compliance with the guidelines will be measured annually as of December 31 and reviewed by the Compensation Committee.

Recovery of Incentive Compensation (Clawback Provisions)

Under our incentive plans or award agreements, we may seek to recover certain annual performance-based incentive compensation (including incentive-based equity compensation) granted to our executives in the event we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law.

Policy on Short Sales, Derivatives, Hedging, and Pledging of Stock

Pursuant to our Insider Trading and Confidentiality Policy (the “Policy”), no employee or non-employee director of the Company may engage in short sales of our securities, purchases or sales of puts, calls or other derivative securities based on our securities, or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities. The Policy also prohibits our Directors non-employee directors and senior executives from pledging or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.

Equity Grant Practices

The Company’s practice is to grant annual equity awards to eligible recipients, including our NEOs, during the first quarter of the year. In the event of grants related to new hires or other off-cycle awards, the grants are generally made on the 15th day of the mid-month of each quarter following approval of the award.

Compensation Risk Assessment

The Compensation Committee oversees an annual risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. For 2017, the Compensation Committee concluded that the Company’s compensation programs were appropriately balanced to mitigate compensation-related risk with cash and stock elements, financial and non-financial goals, formal goals and discretion, and short-term and long-term rewards. The Company also has policies to mitigate compensation-related risk, including stock ownership guidelines, clawback provisions, and prohibitions on employee pledging and hedging activities. Furthermore, the Compensation Committee believes the Company’s policies on ethics and compliance along with its internal controls also mitigate against unnecessary or excessive risk-taking.

Compensation Committee Report(1)

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures discussed above. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2017 fiscal year, and the Board has approved the recommendation.

Compensation Committee of the Board of Directors of Cambridge Bancorp
Hambleton Lord, Chair Donald T. Briggs
Leon A. Palandjian
Sarah G. Green R. Gregg Stone
David C. Warner
Linda Whitlock

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables:

The following tables, narratives, and footnotes provide compensation information for our named executive officers during 2017:

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (3)	Stock Awards (4)	Option Awards	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Denis K. Sheahan,	2017	$478,950	$—	$162,729	$—	$390,116	$202,270	$104,916	$1,338,981
CEO	2016	$465,000	$2,500	$162,748	$—	$375,000	$7,686	$101,396	$1,114,330
Michael F. Carotenuto,	2017	$225,000	$50,000	$167,517	$—	$93,557	$—	$10,955	$547,029
CFO	2016	$29,856	$299	$—	$—	$—	$—	$—	$30,155
Lynne M. Burrow,	2017	$280,830	$—	$68,169	$—	$140,082	$613,080	$14,604	$1,116,765
EVP, CIO	2016	$272,650	$2,500	$68,172	$—	$140,000	$177,256	$13,800	$674,378
Jennifer A. Pline, EVP, WM (1)	2017	$369,744	$—	$139,996	$—	$196,402	$—	$48,010	$754,152
Mark D. Thompson, President (2)	2017	$121,154	$200,000	$450,038	$—	$—	$—	$16,711	$787,903

(1)	Jennifer A. Pline joined the Company on January 30, 2017. Ms. Pline’s annual salary is $400,000.
(2)

Mark D. Thompson joined the Company on September 25, 2017.  Mr. Thompson’s annual salary is $450,000. Mr. Thompson was not eligible for an award under the 2017 Incentive Plan.  In connection with his appointment as President, the Company granted Mr. Thompson 2,598 shares of restricted stock vesting in five annual installments and PRSUs with a target number of 3,897 units eligible for vesting based on the three-year performance of the private banking business plan from January 1, 2018 to December 31, 2020, as measured by loan growth, deposits balance growth, assets under management growth, life-to-date revenue growth, and life-to-date pre-tax net income (loss) growth, in each case, relative to predetermined targets set by the Compensation Committee.

(3)	For Mr. Carotenuto, amount reflects his sign-on bonus of $50,000. For Mr. Thompson, amount reflects his sign-on bonus of $200,000.
(4)

Assumptions used in the calculation of these amounts are included in Note 14 – Stock Option and Director Stock Plans to our fiscal year 2017 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on March 21, 2018. Amounts listed in column (e) are not actual dollar amounts received by our named executive officers in 2017, but instead represent the aggregate grant date fair value of the stock awards granted in 2017 calculated in accordance with ASC 718. For PRSUs, the probable outcome of performance is assumed to be at the target level.  The maximum value of the PRSU awards assuming performance at the highest level for Mr. Sheahan, Mr. Carotenuto, Ms. Burrow, and Mr. Thompson is $325,458, $134,961, $136,337, and $540,046, respectively.

(5)

Amounts listed in column (g) represent the cash payments which were approved for performance under the 2017 Incentive Plan. The 2017 Incentive Plan is described in detail above in our “Compensation Discussion and Analysis.”

(6)

Amounts listed in column (h) represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the DB Plan and under the DB SERPs. The DB Plan and DB SERPs are described in detail above in our “Compensation Discussion and Analysis” and below under “Pension Benefits.”

(7)	The following table shows the components of column (i) for 2017:

	Dividends on Unvested Restricted Stock Awards(1)	401(k) Plan Company Contributions(2)	ESOP Company Contributions(3)	Company Contributions to DC SERP(4)	Personal Expense Reimbursements(5)	Total
Denis K. Sheahan	$7,346	$8,100	$4,470	$—	$85,000	$104,916
Michael F. Carotenuto	$2,855	$8,100	$—	$—	$—	$10,955
Lynne M. Burrow	$2,034	$8,100	$4,470	$—	$—	$14,604
Jennifer A. Pline	$2,936	$8,100	$—	$36,974	$—	$48,010
Mark D. Thompson	$1,221	$3,375	$—	$12,115	$—	$16,711

(1)	With respect to restricted stock awards, named executive officers are entitled to all dividends paid on such awards during the applicable restricted period.
(2)

Amounts reflect the Company’s matching contributions to the accounts of the named executive officers under the 401(k) Plan. Pursuant to the terms of the 401(k) Plan, the Company matches employee contributions up to 100% of the first 3% of each participant’s salary. The 401(k) Plan is described in detail above in our “Compensation Discussion and Analysis.”

(3)	Amounts reflect Company contributions to the accounts of the named executive officers. The ESOP is described in detail above in our “Compensation Discussion and Analysis.”
(4)	The DC SERPs are described in detail below under “Nonqualified Deferred Compensation.”
(5)

The Company reimburses Mr. Sheahan in an amount of up to $85,000 per year for expenses incurred in connection with maintaining housing near our Harvard Square office and as a car allowance, plus the income taxes resulting from such reimbursements.  In 2017, the Company reimbursed Mr. Sheahan for housing and car expenses in the amount of $48,696, and for the income taxes resulting from such reimbursements in the amount of $36,304.

2017 GRANTS OF PLAN-BASED AWARDS

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
								Number	Number	or Base	Value of
		Estimated Future			Estimated Future			of Shares	of Securities	Price of	Equity-
		Payouts Under Non-Equity			Payout Under			of Stock	Underlying	Option	Based
		Incentive Plan Awards (1)			Equity Incentives Plan Awards (2)			or Units	Options	Awards	Awards (3)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/SH)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Denis K. Sheahan	10/5/2016	$143,685	$287,370	$431,055
	1/23/2017				651	2,602	5,204				$162,729
Michael F. Carotenuto	10/5/2016	$33,750	$67,500	$101,250
	1/23/2017				270	1,079	2,158				$67,481
	2/13/2017							1,535			$100,036
Lynne M. Burrow	10/5/2016	$56,166	$112,332	$168,498
	1/23/2017				273	1,090	2,180				$68,169
Jennifer A. Pline	10/5/2016	$80,000	$160,000	$240,000
	5/1/2017							2,097			$139,996
Mark D. Thompson	9/25/2017				974	3,897	7,794				$270,023
	9/25/2017							2,598			$180,015

(1)

Reflects the potential incentive award payout that the named executive officer would receive based on achievement at threshold, target, and maximum performance levels for the incentive awards granted under the 2017 Incentive Plan.  Payouts under the 2017 Incentive Plan are based upon achievement of both Bank and individual goals.  Threshold payout assumes Bank performance at 80% of target levels (resulting in a 50% payout on the Bank performance component) and individual performance at 50%.  Target payout assumes Bank performance at 100% of target levels (resulting in a 100% payout on the Bank performance component) and individual performance at 100%.  Maximum payout assumes Bank performance at maximum levels (resulting in a 150% payout on the Bank performance component) and individual performance at 150%.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms were approved by the Compensation Committee for the 2017 awards. The 2017 Incentive Plan is described in detail above in our “Compensation Discussion and Analysis.”

(2)

Reflects the number of shares of our common stock that each named executive officer would receive based on achievement at threshold, target, and maximum performance levels for the PRSUs granted in 2017 LTI.  For named executive officers other than Mr. Thompson, vesting of the PRSUs is based upon the Bank’s average three-year performance relative to the Commercial Bank Peer Group for average ROA and diluted EPS growth.  Threshold vesting assumes Bank performance at the 25th percentile of the Commercial Bank Peer Group performance (resulting in a 25% of the target number of shares vesting).  Target vesting assumes Bank performance at the 50th percentile of the Commercial Bank Peer Group performance (resulting in a 100% of the target number of shares vesting).  Maximum vesting assumes Bank performance at the 90th percentile of the Commercial Bank Peer

Group performance (resulting in a 200% of the target number of shares vesting).  For Mr. Thompson, vesting of his PRSUs is based upon the three-year performance of the private banking business plan from January 1, 2018 to December 31, 2020 as measured by loan growth, deposits balance growth, assets under management growth, life-to-date revenue growth, and life-to-date pre-tax net income (loss) growth, in each case, relative to predetermined targets set by the Compensation Committee.  The PRSUs are described in detail above in our “Compensation Discussion and Analysis.”

(3)

Amounts are not an actual dollar amount received by our named executive officers in 2017, but instead represent the aggregate grant date fair value of the awards calculated in accordance with ASC 718.  For the PRSUs the fair value assumes the probable outcome of the 50th percentile.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table set forth below contains individual equity awards that were outstanding as of December 31, 2017, for the named executive officers, with market values determined by multiplying the number of shares of stock or units, as applicable, by $79.80, the per share closing price of the Company’s common stock on December 29, 2017, the last trading day of the year:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Inventive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Denis K. Sheahan						3,168	(1)	$252,806
									5,204	(7)	$415,279
									7,076	(8)	$564,665
Michael F. Carotenuto						1,535	(2)	$122,493
									2,158	(7)	$172,208
Lynne M. Burrow	1,877			$29.21	1/16/2018
						394	(3)	$31,441
						558	(4)	$44,528
									2,180	(7)	$173,964
									2,964	(8)	$236,527
									465	(9)	$37,067
Jennifer A. Pline						2,097	(5)	$167,341
Mark D. Thompson						2,598	(6)	$207,320
									3,897	(10)	$310,981

(1)	This restricted stock award was originally granted on April 1, 2015. These remaining unvested shares will vest on April 1, 2018.
(2)	This restricted stock award was originally granted on February 13, 2017. These remaining unvested shares will vest evenly on each of February 13, 2018, 2019, and 2020.
(3)	This restricted stock award was originally granted on April 28, 2014. These remaining unvested shares will vest evenly on each of April 28, 2018, and 2019.
(4)	This restricted stock award was originally granted on April 27, 2015. These remaining unvested shares will vest evenly on each of April 27, 2018, 2019, and 2020.
(5)	This restricted stock award was originally granted on May 1, 2017. These remaining unvested shares will vest evenly on each of May 1, 2018, 2019, and 2020.
(6)	This restricted stock award was originally granted on September 25, 2017. These remaining unvested shares will vest evenly on each of September 25, 2018, 2019, 2020, 2021, and 2022.
(7)

This PRSU award will vest based upon the Bank's average three-year performance relative to the Commercial Bank Peer Group for ROA and diluted EPS growth for the period ending December 31, 2019.  Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period.  As required by SEC rules, amounts reflect vesting at maximum (that is, 200% of the target number of shares subject to the PRSU award), but the Company estimates relative performance at the respective percentile rankings of 66.0 and 44.0, which would result in a 111.0% of the target number of shares vesting.

(8)

This PRSU award will vest based upon the Bank's average three-year performance relative to the Commercial Bank Peer Group for ROA and diluted EPS growth for the period ending December 31, 2018.  Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period.  As required by SEC rules, amounts reflect vesting at maximum (that is, 200% of the target number of shares subject to the PRSU award), but the Company estimates relative performance at the respective percentile rankings of 70.0 and 42.5, which would result in a 113.8% of the target number of shares vesting.

(9)

This PRSU award will vest based upon the Bank's average three-year performance relative to the Commercial Bank Peer Group for ROA and diluted EPS growth for the period ending December 31, 2017.  The Bank's threshold performance for both measures must be at least at the 51st percentile for this award to vest.  Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period.  Amounts reflect vesting at threshold (that is 50% of the target number of shares subject to the PRSU award), but the Company estimates relative performance at the respective percentile rankings of 69.0 and 44.7, which would result in no shares vesting.

(10)

This PRSU award will vest based on the three-year performance of the private banking business plan from January 1, 2018 to December 31, 2020 as measured by loan growth, deposits balance growth, assets under management growth, life-to-date pre-tax net income (loss) growth, in each case, relative to predetermined targets set by the Compensation Committee for the period ending December 31, 2020.  Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period.  Amounts reflect vesting at target (that is, 100% of the target number of shares subject to the PRSU award), and the Company estimates relative performance to be at the target levels.

2017 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the aggregate number of options exercised and stock awards vested during 2017 and the value realized:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized Upon Exercise (c)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting (e)
Denis K. Sheahan	—	$—	3,167	$205,633
Michael F. Carotenuto	—	$—	—	$—
Lynne M. Burrow	3,423	$136,988	575	$38,222
Jennifer A. Pline	—	$—	—	$—
Mark D. Thompson	—	$—	—	$—

Pension Benefits

The defined benefit supplemental executive retirement plan (“DB SERP”) for Mr. Sheahan provides for an annual benefit generally payable in equal monthly installments commencing on the first day of the month following Mr. Sheahan’s termination of employment on or after attaining age 65 and continuing for the greater of Mr. Sheahan’s lifetime or 20 years, subject to Mr. Sheahan’s execution and delivery of an effective release of claims and compliance with the non-competition covenants in his DB SERP.  Mr. Sheahan’s annual benefit is an amount equal to his final average compensation (generally, an amount equal to the highest three consecutive years of his annual base salary and cash bonus) multiplied by two percent for every year from the date that he was hired to the date of his termination of employment (not to exceed 60%), less certain amounts payable under the U.S. Social Security Act. In general, should Mr. Sheahan voluntarily terminate employment prior to age 65, the benefit is prorated based on his years of service through his termination date.

Ms. Burrow’s DB SERP is generally the same as Mr. Sheahan’s DB SERP, except the annual benefit continues for the greater of her lifetime or 15 years and does not require a release of claims in order for her to receive distributions.

The Company also maintains the DB Plan covering substantially all employees hired before May 2, 2011.  The plan was frozen to new entrants following that date.  In October 2017, the Company announced its decision to freeze the accrual of benefits for all participants in the Pension Plan, effective as of December 31, 2017. In general, participants in the DB Plan who retire upon attaining the plan’s normal retirement age of 65 are entitled to a monthly payment equal to one-twelfth of the product of (a) the sum of (i) 0.90% of the participant’s “final average compensation” (generally the participant’s average annual compensation during the five consecutive plan years in the last ten plan years of his or her employment with the Company affording the participant the highest average annual compensation), plus (ii) 0.55% of the participant’s average final compensation in excess of the average Social Security wage base for the 35-year period ending in the year in which the participant attains his or her Social Security retirement age multiplied by (b) the participant’s number of years of credited service (not in excess of 35 years). Participants who have reached age 55 and completed five years of credited service are generally eligible to retire and elect to receive an early retirement benefit equal to the actuarial equivalent of the monthly benefit described above. The following table provides details of the present value of the accumulated benefit and years of credited service for the named executive officers under the DB Plan and each DB SERP as of December 31, 2017. The accumulated benefit shown in the table has been calculated assuming each executive terminated employment as of December 31, 2017. The present value of the accumulated benefit was then calculated assuming the executive will start receiving his or her pension at age 65. The assumptions used for the DB Plan and DB SERPs are discussed in Note 13 – Pension and Retirement Plans to our fiscal year 2017 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on March 21, 2018.

For additional information about the Company’s pension benefits, please refer our “Compensation Discussion and Analysis.”

2017 PENSION BENEFITS

Name (a)	Plan (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefit (d)	Payments During Last Fiscal Year (e)
Denis K. Sheahan (1)	DB Plan	0	$—	$—
	DB SERP	3	$209,956	$—
Michael F. Carotenuto (1)(2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—
Lynne M. Burrow	DB Plan	20	$1,077,655	$—
	DB SERP	19	$932,532	$—
Jennifer A. Pline (1)(2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—
Mark D. Thompson (1)(2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—

(1)

Messrs. Sheahan, Carotenuto and Thompson and Ms. Pline are not eligible for participation in the DB Plan as this plan was frozen to new entrants on May 2, 2011, and each individual joined the Company after that date.

(2)	Messrs. Carotenuto and Thompson and Ms. Pline do not participate in a DB SERP.

Nonqualified Deferred Compensation

Each plan year, under the terms of the defined contribution supplemental executive retirement plan (“DC SERP”) for Ms. Pline and Mr. Thompson, the Company must contribute an amount equal to 10% of his or her base salary and bonus to his or her EDCP account. Accordingly, their DC SERPs are administered under the EDCP. Like other participants in the EDCP, Ms. Pline and Mr. Thompson have the right to direct the investment of their account balances (including amounts contributed pursuant to their DC SERPs) by choosing from among the available investment alternatives, and their accounts are credited with earnings or losses arising from investment performance.  Their account balances will be paid out, subject to the terms of the EDCP, upon a separation from service, or upon death or disability, in a lump sum cash payment, unless they elect to receive annual installment payments. Ms. Pline and Mr. Thompson may also elect to receive an in-service distribution and distribution in the event of an unforeseeable emergency. For additional information about the Company’s nonqualified deferred compensation plans, please refer our “Compensation Discussion and Analysis.”

The following table provides details regarding the Company’s named executive officers’ participation in the Company’s various nonqualified deferred compensation plans as of December 31, 2017:

2017 Nonqualified Deferred Compensation

	Plan	Executive Contributions in Last FY	Company Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FY
	(b)	(c)	(d)	(e)	(f)	(g)
Name (a)		(1)	(1)	(2)		(2)
Denis K. Sheahan	EDCP	$—	$—	$—	$—	$—
Michael F. Carotenuto	EDCP	$—	$—	$—	$—	$—
Lynne M. Burrow	EDCP	$—	$—	$—	$—	$—
Jennifer A. Pline	DC SERP	$—	$36,974	$73	$—	$37,047
	EDCP	$—	$—	$—	$—	$—
Mark D. Thompson	DC SERP	$—	$12,115	$48	$—	$12,163
	EDCP	$—	$—	$—	$—	$—

(1)	Amounts reported in columns (c) and (d) have been reported as compensation in the Summary Compensation Table.
(2)	Amounts reported in columns (e) and (g) have not been reported as compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following table shows the estimated benefits payable to our named executive officers in the event of the named executive officer’s termination of employment under various scenarios or upon a change in control of the Company. The amounts shown assume a termination of employment or change in control on December 31, 2017. Market values of equity awards were determined by multiplying the applicable number of shares of stock or units by $79.80, the per share closing price of the Company’s common stock on December 29, 2017, the last trading day of the year. The amounts shown do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees and do not account for potential reductions pursuant to the “best net” provisions described below under “Change in Control Agreements” commonly known as “280G cutbacks”.  The actual amounts to be paid can only be determined at the time of the named executive officer’s separation from the Company or upon the occurrence of a change in control.

Potential Payments Upon Termination or Change in Control
Name and Benefit	Involuntary Termination (1)	Change in Control	Involuntary Termination and Change in Control	Disability	Death	Cause
Denis K. Sheahan
Severance Payment	—	—	$2,346,566	—	—	—
Welfare Benefit Continuation (2)	—	—	—	—	—	—
DB SERP Enhancement (3)	—	—	$1,124,111	$165,901	$779,343	—
Equity Award Vesting (4)	$257,435	$1,232,750	$1,232,750	$742,778	$742,778	—
Total Amount	$257,435	$1,232,750	$4,703,427	$908,679	$1,522,121	—
Michael F. Carotenuto
Severance Payment	—	—	$318,557	—	—	—
Welfare Benefit Continuation (2)	—	—	—	—	—	—
Equity Award Vesting (4)	$28,701	$294,701	$294,701	$208,597	$208,597	—
Total Amount	$28,701	$294,701	$613,258	$208,597	$208,597	—
Lynne M. Burrow
Severance Payment	—	—	$399,348	—	—	—
Additional Severance Payment (5)	$61,983	—	$54,193	—	—	—
Equity Award Vesting (4)	$181,971	$597,662	$597,662	$355,349	$355,349	—
DB SERP Enhancement (3)	—	—	—	—	—	—
Total Amount	$243,954	$597,662	$1,051,203	$355,349	$355,349	—
Jennifer A. Pline
Severance Payment	$560,000	—	$596,402	—	—	—
Welfare Benefit Continuation (2)	—	—	—	—	—	—
Equity Award Vesting (4)	—	$167,341	$167,341	$167,341	$167,341	—
Prorated DC SERP (6)	$36,974	$36,974	$36,974	$36,974	$36,974	—
Total Amount	$596,974	$204,315	$800,717	$204,315	$204,315	—
Mark D. Thompson
Severance Payment	$675,000	—	$1,350,000	—	—	—
Welfare Benefit Continuation (2)	—	—	—	—	—	—
Equity Award Vesting (7)	—	—	$518,301	$518,301	$518,301	—
Prorated DC SERP (6)	$12,115	$12,115	$12,115	$12,115	$12,115	—
Total Amount	$687,115	$12,115	$1,880,416	$530,416	$530,416	—

(1)

For purposes of this table, an “involuntary termination” means a termination of the named executive officer by the Company without cause (as defined in the applicable agreement) or, to the extent applicable, a resignation by the named executive officer for good reason (as defined in the applicable agreement).  The material terms of each of the applicable agreements are summarized in the narrative section below.

(2)

Amount reflects that, under the terms of the change in control agreements, each named executive officer will bear the full cost of any welfare benefit continuation. The material terms and conditions of the named executive officer’s change in control agreements are summarized in the narrative section below.

(3)

Amount equals the actuarial present value of the annual benefit enhancement (if any) under the terms of DB SERPs for Mr. Sheahan and Ms. Burrow beyond the amount payable in connection with a separation from service after he or she attains normal retirement age. The actuarial present value of each amount is calculated using a discount rate of 3.39%, which is the consistent discount rate used by the Company to calculate its unfunded retirement liability and in accordance with the requirements of ASC 715.  For the actuarial present value of amounts payable under the DB SERPs upon a separation from service after attaining normal retirement age, see the “Pension Benefits” table above. For Ms. Burrow, no amounts are listed because the actuarial present value of the amounts payable under her DB SERP upon a separation from service under the termination scenarios described in this table do not result in an enhancement when compared to the actuarial present value of the amount payable under her DB SERP upon a separation from service after attaining normal retirement age.  The material terms and conditions of DB SERPs for Mr. Sheahan’s and Ms. Burrow are summarized in the narrative section below.

(4)

For the “Involuntary Termination” column, amount equals the market value of a prorated portion of the named executive officer’s outstanding, unvested PRSU awards, based on the number of completed months during the applicable performance period and assuming target level of performance. For the “Change in Control” and “Involuntary Termination and Change in Control” columns, amounts equal the market value of the named executive officers outstanding, unvested equity awards, assuming the Compensation Committee exercised its discretion to vest all PRSU awards at the maximum number of units provided in the applicable award agreement. For the “Disability” and “Death” columns, amounts equal the market value of the named executive officer outstanding, unvested equity awards, with all PRSU awards vesting at target level of performance pursuant to the their terms. The material terms and conditions the named executive officers’ equity awards are summarized in the narrative section below.

(5)

Amount equals the actuarial present value of the additional severance amount payable under Ms. Burrow’s change in control agreement (summarized in the narrative section below). For purposes of calculating present value, the Company used an assumed interest rate of 3.39%, which is consistent discount rate used by the Company to calculate its unfunded retirement liability and  in accordance with the requirements of ASC 715.

(6)

Due to the assumed date of termination of December 31, 2017, Ms. Pline and Mr. Thompson would be entitled to the unreduced amount of their annual DC SERP contribution for 2017.  This amount is also reported in the “Summary Compensation Table” and “Nonqualified Deferred Compensation” table above.

(7)

For the “Change in Control,” “Involuntary Termination and Change in Control,” “Disability” and “Death” columns, amounts include the market value of Mr. Thompson’s PRSU award vesting at target level of performance pursuant to its terms. For the “Involuntary Termination and Change in Control,” “Disability” and “Death” columns, amounts also include the market value of the unvested portion of Mr. Thompson’s restricted stock award. The material terms and conditions Mr. Thompson’s equity awards are summarized in the narrative section below.

Equity Awards.  Our named executive officers hold two types of unvested equity awards—restricted stock awards and PRSUs.  In the event the named executive officers experience a termination of employment or there is a change in control of the Company, the unvested equity awards would be vested or forfeited, as described below.

Upon a termination of employment for any reason other than death or disability (as defined in the applicable award agreement) prior to a change in control, all unvested restricted stock awards (and, for Mr. Thompson, PRSUs) then-held by our named executive officers would be forfeited automatically. For the PRSUs granted to our named executive officers other than Mr. Thompson, upon a termination of employment for any reason other than death, disability or cause (as defined in the applicable award agreement), the target number of units would be prorated based on  the number of completed months in the applicable performance period and the named executive officers would remain eligible to earn this prorated award based on the Company’s actual performance through the end of the applicable performance period. Upon a termination of employment due to death or disability, all of our named executive officers would be entitled to (a) full vesting of their unvested restricted stock awards and (b) vesting at target level for their unvested PRSUs.

For the equity awards granted to the named executive officers other than Mr. Thompson, upon a change in control, (a) all unvested restricted stock awards held by such named executive officers would fully vest and (b) their PRSUs would be deemed vested with respect to such number of units (not greater than the maximum number provided for in the applicable award agreement) as is determined by the Compensation Committee in its discretion to be equitable under the circumstances. For the PRSUs granted to this group since 2016, the maximum number units that may vest equals 200% of the target number of units provided for in the applicable award agreement.  For PRSUs granted to this group in 2015, the maximum number of units that may vest equals 150% of the target number of units provided for in the applicable award agreement.

For the equity awards granted to Mr. Thompson, upon a change in control, (a) the unvested portion of his restricted stock award would fully vest if the Company terminated his employment without cause (as defined in his restricted stock award agreement) within 12 months following the change in control and (b) the unvested portion of his PRSUs would vest at target level.

Change in Control Agreements.  The Company has entered into double trigger change in control agreements with Mr. Sheahan, Mr. Carotenuto, Ms. Burrow, Ms. Pline and Mr. Thompson.  Except as otherwise noted below, the change in control agreements contain substantially the same terms and conditions.  In the event of a change in control (as defined below) and a qualifying termination of employment (as described below), each of these named executive officers would be eligible for:  (1) a severance payment equal to a multiple of his or her average compensation over a period of years (generally the highest three consecutive years of annual base salary and bonus or, for Ms. Burrow, the average of the total annual compensation paid for income tax purposes for the five years preceding the change in control), as determined at the time of termination and (2) other than for Ms. Burrow, welfare benefit continuation (at the named executive officer’s cost) for a specified period following the named executive officer’s termination date (or, if shorter, until comparable benefits are received from another source), in each case as set forth in the applicable agreement.  The severance multiples and welfare benefit continuation period for each named executive officer are set forth in the following table:

	Severance Multiple	Welfare Benefit Continuation Period
Sheahan	3x	36 Months
Thompson	3x	12 Months
Carotenuto, Burrow and Pline (1)	1x	12 Months

(1)	Ms. Burrow’s change in control agreement does not provide for a welfare benefit continuation period.

Payments under the change in control agreements would be triggered in the event of a change in control of the Company or the Bank where, within 12 months (or, for Ms. Burrow, 24 months) after the change in control (1) the Company or the Bank terminates the named executive officer for reasons other than due to death or for “cause” or “disability” (each, as defined in the change in control agreements) or (2) the named executive officer resigns for “good reason” (as defined in the change in control agreements but generally including a material reduction in the nature or scope of the named executive officer’s responsibilities, authorities or duties, a material reduction in the named executive officer’s base salary or a relocation of the named executive officer’s principal place of business of more than 40 miles from the current principal executive office).  Benefits may also be payable in the event of a potential change in control where (1) the Company or the Bank terminates the named executive officer for reasons other than due to death or for cause or disability, or (2) the named executive officer resigns for good reason, in either case, within the period ending upon the earlier of: 12 months (or, for Mr. Sheahan and Mr. Thompson, 36 months) from the occurrence of the potential change in control, death, disability or retirement (each, as defined in the change in control agreements), the change in control, or a determination by the Board that a potential change in control no longer exists.

In addition to the severance payment described above, Ms. Burrow is entitled to a lump sum cash payment by the Company in an amount equal to the actuarial equivalent of the excess of (i) the retirement benefit to which she would have been entitled under the terms of the DB Plan and Profit Sharing Plan (without regard to any offsets for severance or certain adverse amendments made in connection with a change in control), determined as if she (a) were fully vested thereunder, (b) accumulated one additional year of service at her highest rate of earnings during the 12 months immediately preceding her termination date and (c) had been credited with a contribution to the Profit Sharing Plan at the highest annual rate of contribution by the Company during the three years preceding the year of her termination of employment over (ii) the retirement benefit to which she is entitled pursuant to the provisions of the DB Plan and Profit Sharing Plan. The Company is also required to pay all legal fees and expenses incurred by Ms. Burrow as a result of her termination of employment, including all fees and expenses incurred in contesting or disputing such termination or to enforce the terms of her change in control agreement.

In the event any payments or benefits provided under the change in control agreements, together with any other payments or benefits, would constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the change in control agreements provide for a “best net” approach that reduces the payments and benefits otherwise provided to the applicable named executive officer in connection with a change in control so that no portion of such payments or benefits would be subject to the excise tax if such reduction would result in the applicable named executive officer receiving a greater amount of payments and benefits on an after-tax basis.

A “change in control” (as defined in the change in control agreements) includes a change that would be required to be reported by the Company or the Bank under the Exchange Act and an acquisition of control as defined in the Bank Holding Company Act of 1956, as amended, or the Bank Control Act of 1978, as amended.  A “potential change in control” (as defined in the change in control agreements) would exist if the Company and/or the Bank enter into an agreement to consummate a transaction involving a change in control, any person (including the Company) publicly announces an intention to take or consider taking actions that would constitute a change in control, any person acquires a 20% or more of the voting power of the Company or the Board of the Company or the Bank adopt a resolution to the effect that a potential change in control has occurred.

The change in control agreements include a 12-month noncompetition covenant and, in certain circumstances, provide an opportunity for the Company and the Bank to remedy a good-reason-triggering event.  The change in control agreements also provide for a six-month delay in payments to a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, if required.

Other Severance Arrangements with Ms. Pline and Mr. Thompson. Under the terms of their letter agreements with the Company, in the event that Ms. Pline or Mr. Thompson are terminated other than for cause prior to the second anniversary for Ms. Pline or the third anniversary for Mr. Thompson of their respective start dates and they are not entitled to severance under their change in control agreements, each executive will be entitled to their (a) then-current base salary for a period of 12 months from the termination of his or her employment and (b) target bonus. Mr. Thompson’s severance is subject to his execution and non-revocation of a release of claims and his compliance with the non-competition covenants included in his DC SERP.

Mr. Sheahan’s DB SERP.  Under the terms of Mr. Sheahan’s DB SERP, if Mr. Sheahan (a) becomes entitled to benefits under his change in control agreement or (b) experiences a termination of employment due to his death, the annual benefit under his DB SERP will be calculated and paid as described above under “Pension Benefits,” except that he will be deemed to have been employed for an additional three plan years (up to a maximum of 30 plan years) and the installment payments from the Company will begin the month following his termination of employment, regardless of his age, and continue for his lifetime (or, in the case of his death, for 20 years).  In addition, if Mr. Sheahan becomes entitled to benefits under his change in control agreement, the non-competition covenant of his DB SERP will terminate. If Mr. Sheahan experiences termination of employment due to his “disability” (as defined in his DB SERP) prior to his attainment of normal retirement age, the annual benefit under his DB SERP will be calculated and paid as described above under “Pension Benefits,” except that the installment payments from the Company will begin the month following his termination of employment due to disability.

Ms. Burrow’s DB SERP.  Under the terms of Ms. Burrow’s DB SERP, if Ms. Burrow becomes entitled to benefits under her change in control agreement, she will be entitled to an annual benefit equal to $39,318, regardless of her years of service or final average compensation at the time of such termination of employment, and the installment payments from the Company will begin the month following her attainment of normal retirement age and continue for the greater of her lifetime or 15 years. If Ms. Burrow experiences a “disability” (as defined in her DB SERP) prior to her attainment of normal retirement age, the annual benefit under her DB SERP will be calculated and paid as described above under “Pension Benefits,” except that the (a) the amount of the annual benefit will equal the amount Ms. Burrow would have been entitled to as of the end of the plan year preceding the year of her disability and (b) the installment payments from the Company will begin the month following the determination of her disability.

DC SERPs for Ms. Pline and Mr. Thompson.  With respect to the year of Ms. Pline’s or Mr. Thompson’s termination of employment for any reason other than “cause” (as defined in the applicable DC SERP), they are entitled to receive a prorated portion of the annual benefit under their DC SERPs based on the number of completed months during the applicable plan year prior to his or her termination date, subject to their execution and delivery of an effective release of claims in favor of the Company and their continued compliance with the applicable non-competition covenants of their DC SERP.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of, our Chief Executive Officer (our “CEO”):

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $120,284; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 28 of this proxy statement, was $1,338,981.

Based on this information for fiscal year 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 11:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total compensation actually paid during fiscal year 2017 to all 241 members of our workforce (including full-time, part-time and temporary employees), other than our CEO, who were employed on December 31, 2017.

For purposes of determining the total compensation actually paid, we included: the amount of base salary the employee received during the year, and the amount of any cash incentives paid to the employee in the year (which include annual cash incentives that are generally paid in February for performance during the prior fiscal year) and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not did not include any adjustments for the value of benefits provided or the annualization of pay for any employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

Director Compensation

Non-employee directors of the Company and Cambridge Trust receive both cash and equity compensation as described below. Board compensation is reviewed by comparison to peer institutions using publicly available information. Director compensation is designed to attract and retain persons who are well qualified to serve as directors of the Company and Cambridge Trust.

Non-employee directors of the Company and Cambridge Trust receive cash compensation in the form of fees for attending Board and committee meetings. Directors receive additional compensation for service as Chair of a Committee.

Annual fees for non-employee directors as Lead Director and Committee Chairs of the Company and of Cambridge Trust during 2017 are paid in cash and were as follows:

Position	Annual Fee
Lead Director	$10,000
Chairman Audit Committee	$8,500
Chairman Compensation Committee	$7,500
Chairman Governance Committee	$7,500
Chairman Trust Committee	$7,500

Board meeting fees during 2017 were $900 per meeting. Committee meeting fees during 2017 were $600 per meeting, with the exception of Audit Committee meeting fees, which were $700 per meeting. Committees for which directors receive meeting fees other than the Audit, Governance and Compensation, are the Trust Committee, Pension Committee, CRA Committee, Executive Committee and ALCO Committee.

Directors are also paid an annual retainer in the amount of $20,000 as a fully vested Common Stock award to align their interests with those of the shareholders.  In 2017, such awards were for approximately 306 shares of Common Stock, determined under a market-based formula. In December of 2016, the Board voted to add a $5,000 annual cash retainer beginning in 2017.

No annual retainer or meeting fees are paid to any Director who is an employee of the Company or Cambridge Trust.

The following table summarizes the compensation paid to the Company’s directors for the year ended December 31, 2017, other than Denis K. Sheahan and Mark D. Thompson, whose compensation is fully reflected in the Summary Compensation Table above.

2017 DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid In Cash (b)(2)	Stock Awards (c)(3)	Option Awards (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)(4)	Total (h)
Donald T. Briggs	$20,800	$20,000	—	—	—	$428	$41,228
Jeanette G. Clough	$17,450	$20,000	—	—	—	$428	$37,878
Sarah G. Green	$37,700	$20,000	—	—	—	$428	$58,128
Edward F. Jankowski	$24,200	$20,000	—	—	—	$428	$44,628
Hambleton Lord	$34,650	$20,000	—	—	—	$428	$55,078
Leon A. Palandjian	$33,500	$20,000	—	—	—	$428	$53,928
Robert S. Peterkin(1)	$4,650	$—	—	—	—	$—	$4,650
Cathleen A. Schmidt	$22,700	$20,000	—	—	—	$428	$43,128
R. Gregg Stone	$28,500	$20,000	—	—	—	$428	$48,928
Anne M. Thomas	$19,850	$20,000	—	—	—	$428	$40,278
David C. Warner	$38,700	$20,000	—	—	—	$428	$59,128
Linda Whitlock	$33,200	$20,000	—	—	—	$428	$53,628
Susan R. Windham-Bannister	$16,950	$20,000	—	—	—	$428	$37,378

(1)	Mr. Peterkin retired from the Board effective April 24, 2017.
(2)	This column reflects the total fees earned or paid in cash to directors.
(3)	The amount in this column represents the director’s annual retainer paid in the form of a fully vested Common Stock.
(4)	This amount represents the dividends paid on the fully vested Common Stock granted to non-employee directors in 2017.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Pursuant to regulatory requirements and other applicable law, the Boards of the Company and/or Cambridge Trust must approve certain extensions of credit, contracts, and other transactions between the Company and/or Cambridge Trust and any director or executive officer or their immediate family members and affiliates. The Company requires that any transaction between the Company and/or Cambridge Trust and any Director or executive officer, or any of their immediate family members or affiliates, must be made on terms comparable to those that would apply to a similar transaction with an unrelated, similarly situated third-party and must be approved in advance. The Governance Committee is responsible for oversight and implementation of the procedures for review of related party transactions, which are most commonly applied to extensions of credit by Cambridge Trust.  The Company’s policy and procedures with respect to related person transactions are set forth in the Governance Committee’s charter and the Company’s Code of Ethics.

Transactions with Certain Related Persons

Certain directors and officers of the Company and Bank and members of their immediate family are at present, as in the past, customers of the Bank and have transactions with the Bank in the ordinary course of business. In addition, certain of the directors are at present, as in the past, also directors, officers or shareholders of corporations or members of partnerships that are customers of the Bank and have transactions with the Bank in the ordinary course of business. Such transactions with directors and officers of the Company and the Bank and their families and with such corporations and partnerships were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, did not involve more than the normal risk of collectability or present other features unfavorable to the Bank, were performing according to their original terms at December 31, 2017, and were made in compliance with  banking regulations. The directors annually approve amounts to be paid to related parties for services rendered. The Company reviews related party transactions periodically.  During 2017, J.M. Forbes & Co., where Mr. Warner, one of the Company’s directors, is a partner, purchased research subscription services from the Company’s Wealth Management division for an aggregate value of approximately $150,000.  Such purchase was approved by the Board pursuant to the policies and procedures described herein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report to the SEC their initial ownership of the Company’s common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required during the fiscal year ended December 31, 2017, we believe that, during the 2017 fiscal year, all of the Company’s directors and executive officers complied with all Section 16(a) filing requirements applicable to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.  The following tables set forth certain information as to the number and percentage of shares of Common Stock beneficially owned as of March 15, 2018, (i) by each person known by the Company to own beneficially more than 5% of the Company’s outstanding shares of Common Stock, (ii) by each of the Company’s directors and executive officers, and (iii) by all directors and executive officers as a group. As of March 15, 2018, there were 4,101,581 shares of Common Stock outstanding.

Principal Shareholders

The following table contains common stock ownership information for persons known to us to beneficially own more than 5% of the Company’s common stock as of March 15, 2018.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Cambridge Bancorp ESOP 1336 Massachusetts Avenue Cambridge, MA 02138	312,585	7.62%
City of Cambridge Retirement System 100 Cambridge Park Drive, Suite 101 Cambridge, MA 02140	255,944	6.24%
BancFunds Co. LLC 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	220,544	5.38%
Basswood Capital Management LLC 645 Madison Ave, 10th Floor New York, NY 10022	211,365	5.15%

Security Ownership of Officers and Directors

Name	Number of Shares Owned (1)(2)	Percent of Common Stock Outstanding
Directors:
Donald T. Briggs	1,965	**
Jeanette G. Clough	3,906	**
Sarah G. Green	1,496	**
Denis K. Sheahan	19,536	**
Edward F. Jankowski	1,135	**
Hambleton Lord	2,450	**
Leon A. Palandjian	4,584	**
Cathleen A. Schmidt	1,535	**
R. Gregg Stone	7,244	**
Anne M. Thomas	4,688	**
Mark D. Thompson	5,355	**
David C. Warner	5,069	**
Linda Whitlock	4,705	**
Susan R. Windham-Bannister	735	**
Executive Officers other than Directors:
Lynne M. Burrow	34,990	**
Michael F. Carotenuto	1,835	**
Thomas A. Johnson	17,333	**
Martin B. Millane Jr.	13,973	**
Jennifer A. Pline	2,387	**
Pilar Pueyo	946	**
Jennifer M. Willis	—	**
Directors and executive officers as a group (21 individuals)	135,867	3.31%

**	Represents less than 1% of the Company’s outstanding shares.
(1)	Unless otherwise indicated, all shares are beneficially owned by the respective individuals. There are no outstanding options exercisable within 60 days of March 15, 2018.
(2)

This amount reflects shares allocated to participant accounts within the ESOP.  The shares allocated to participant accounts within the ESOP as of December 31, 2017 are as follows:  36 for Mr. Sheahan, 4,187 for Ms. Burrow, 1,162 for Mr. Millane, and 1,445 for Mr. Johnson.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of the Company’s equity compensation plans in effect as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	16,377	$29.21	486,610
Equity compensation plans not approved by shareholders	—	—	—
Total	16,377	$29.21	486,610

PROPOSAL 2 – NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires the Company to provide its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its Named Executive Officers as disclosed in this proxy statement. This vote does not address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the Company’s compensation philosophy, policies and practices, as disclosed in this proxy statement.

Vote Required

The approval of the non-binding advisory resolution on the compensation of the Company’s Named Executive Officers will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote for this proposal.  Proxies solicited by the Board will be so voted in the absence of direction to the contrary.

Our Recommendation

the board unanimously recommends that the shareholders vote “for” the approval of the non-binding advisory resolution on the compensation of the named executive officers.

General

The compensation of the Company’s Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosure contained elsewhere in this proxy statement. As discussed in those disclosures, the Board believes that the Company’s executive compensation philosophy, policies and procedures provide a strong link between each Named Executive Officer’s compensation and the Company’s short- and long-term performance. The objective of the Company’s executive compensation program is to provide compensation which is competitive, variable based on the Company’s performance and aligned with the long-term interests of shareholders.

The Company is asking its shareholders to indicate their support for its Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers.  Accordingly, shareholders are being asked to vote “FOR” the following resolution:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your vote on this Proposal 2 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align the Company’s executive compensation with the best interests of the Company and the Company’s shareholders.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

PROPOSAL 3 – NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act and the related rules of the SEC require the Company to permit, not less frequently than once every six years, a separate non-binding, advisory shareholder vote with respect to the frequency of voting on the compensation of the Company’s Named Executive Officers. As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting the advisory vote regarding the compensation of the Company’s Named Executive Officers.

The Board and Compensation Committee believe that giving the Company’s shareholders the right to cast an advisory vote every year on the compensation arrangements of the Company’s Named Executive Officers is good corporate governance practice and is in the best interests of the Company’s shareholders, by allowing its shareholders to provide their input on executive compensation philosophy, policies and practices as disclosed in its proxy statement every year.

Shareholders are not voting to approve or disapprove of the Board’s recommendation as to the frequency of the advisory vote on Named Executive Officers’ compensation. Instead, shareholders may select one of four choices with respect to this proposal:

(1)	every year;
(2)	every two years;
(3)	every three years; or
(4)	abstain from voting on the proposal.

For the reasons discussed above, the Board is asking the Company’s shareholders to indicate their support for the non-binding advisory vote to approve the compensation of the Company’s named executive officers to be held every year.

Vote Required

The choice receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that shareholders will be deemed to have approved. Broker non-votes and abstentions will have no effect on the vote.  Proxies solicited by the Board will be so voted in the absence of direction to the contrary.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE OPTION OF “EVERY YEAR”AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”), to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. KPMG audited the Company’s financial statements for the year ended December 31, 2017. While the Company is not required to have shareholders ratify the selection of KPMG as the Company’s independent registered public accounting firm, and this vote is only advisory, the Board considers the selection of the independent registered public accounting firm to be an important matter and is therefore submitting the selection of KPMG for ratification by shareholders as a matter of good corporate practice. In the event that this appointment is not ratified by the Company’s shareholders, the Audit Committee will consider that fact when it selects the Company’s independent registered public accounting firm for the following fiscal year.

The Board recommends that shareholders vote in favor of ratifying KPMG as the Company’s independent registered public accounting firm. If shareholders do not ratify selection of the Company’s independent registered public accounting firm, the Audit Committee will reconsider the appointment of KPMG at the appropriate time. The Company anticipates, however, that there would be no immediate change in the Company’s independent registered public accounting firm this fiscal year if shareholders do not ratify the selection of KPMG because of the practical difficulty and expense associated with making such a change midyear. The Audit Committee may retain KPMG for 2018 notwithstanding a negative shareholder vote or, even if shareholders ratify the selection of KPMG, the Audit Committee may, in its discretion, change the Company’s independent registered public accounting firm at any time if it determines that it would be in the best interests of the Company to do so.

A KPMG representative is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Vote Required

The ratification of KPMG, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, will require “FOR” votes from a majority of the votes cast by shareholders present at the Annual Meeting, in person or by proxy. Abstentions and broker non-votes are not counted as votes cast and they will have no effect on the vote. Proxies solicited by the Board will be so voted in the absence of direction to the contrary.

Our Recommendation

the board unanimously recommends THAT YOU VOTE “for” the ratification of the appointment of KPMG as THE COMPANY’S independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees and Services

The following table shows the fees paid or accrued by the Company for professional services provided by KPMG during the years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees (1)	$499,250	$424,900
Audit-Related Fees	—	—
Tax Fees (2)	47,250	50,950
All Other Fees	4,280	—
Total	$550,780	$475,850

(1)	The increase in 2017 as compared to 2016 includes approximately $125,000 in fees incurred in connection with the Company’s registration with the SEC and ongoing obligations as an SEC registrant.
(2)	Tax Fees are comprised of tax preparation services.

Audit Committee Pre-Approval Requirements

The Audit Committee typically provides specific prior approval for each engagement of the independent auditor to perform services, but it may from time to time pre-approve certain types of services up to a specified limit. The Audit Committee has considered the nature of the tax and other non-audit services provided by KPMG, including discussing them with KPMG and management, and has determined that they are compatible with KPMG’s independence.  The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the powers delegated to the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders of the Company will be “householding” proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in our proxy statement for the 2019 annual meeting of shareholders must be received by the Company by November 3, 2018. Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy. SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting. Any shareholder who intends to propose any other matter to be acted upon at the 2019 annual meeting of shareholders (but not include such proposal in the Proxy Statement) must inform the Corporation no later than January 17, 2019.  Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for the 2019 annual meeting of shareholders any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

In addition, under the Bylaws, if you wish to nominate a director or bring other business before the 2019 Annual Meeting, which is not included in the proxy statement for the 2019 Annual Meeting, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Company’s Secretary; and (iii) your notice must contain specific information required in Article III of the Bylaws.

Shareholders should submit any shareholder proposals, notices of business or Director nominations, in writing, to Corporate Secretary, c/o Elaine Virzi, Cambridge Trust Company, 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138. A copy of the Bylaws is available on the Company’s website.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote the proxy in accordance with the determination of a majority of the Board.

ANNUAL MEETING OF SHAREHOLDERS OF CAMBRIDGE BANCORP May 14,2018  GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.   NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, 2017 Annual Report on Form 10-K and Proxy Card are available at http://www.astproxyportal.com/ast/16285/   Please sign, date and mail your proxy card in the  envelope provided as soon as possible.   Please detach along perforated line and mail in the envelope provided. 20630403000000000000 2 051418   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN PROPOSAL 1, "FOR" PROPOSAL 2, "EVERY YEAR" FOR PROPOSAL 3 AND "FOR" PROPOSAL 4.   PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     FOR AGAINST ABSTAIN 1. To elect six Class II Directors for a three-year term.    2. Consideration and approval of a non-binding advisory resolution    on the compensation of the Company's named executive   NOMINEES: officers. EVERY EVERY FORALLNOMINEES 0 Donald T. Briggs Class II Director EVERY TWO THREE  0 Jeanette G. Clough Class II Director YEAR YEARS YEARS ABSTAIN WITHHOLD AUTHORITY 0 Hambleton Lord Class II Director 3. Consideration and approval of a non-binding advisory  FOR ALL NOMINEES 0 R. Gregg Stone Class II Director proposal on the frequency of an advisory vote on the   0 Mark D. Thompson Class II Director compensation of the Company's named executive officers.  FOR ALL EXCEPT 0 Susan R. Windham-Bannister Class II Director FOR AGAINST ABSTAIN (See instructions below)    4. To ratify, on an advisory basis, the appointment of KPMG LLP as    the Company's independent registered public accounting firm for    the fiscal year ending December 31, 2018.   NOTE: Consideration of any other business that may properly come before the   Annual Meeting.   Each Shareholder should specify by a mark in the appropriate space above how INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT'  and fill in the circle next to each nominee you wish to withhold, as shown here: he/she wishes his/her shares voted. Shares will be voted as specified.   If no specification is made herein, shares will be voted "FOR" the election of all  nominees listed in Proposal1, "EVERY YEAR" for proposal 3 and "FOR" the other  proposals set forth above.   To change the address on your account, please check the box at right and  indicate your new address in the address space above. Please note that  changes to the registered name(s) on the account may not be submitted via  this method.   Signature of Shareholderc...,-___ _ _____ c-:-::-----c:c:-__J Date: lc...,-:-:-:-:-c:---:-:-__Jisignature of Shareholder '--------------__J Date:,.------,-,.-----'  Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly. each holder should sign. When signing as executor, administrator. attorney, trustee or guardian, please give full title as such. If  • the shareholder is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the shareholder is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF CAMBRIDGE BANCORP May 14,2018 PROXY VOTING INSTRUCTIONS INTERNET- Access ''www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE- Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.  Vote online/phone until 11 :59 PM EST the day before the meeting. COMPANY NUMBER MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending ACCOUNT NUMBER the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste . Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, 2017 Annual Report on Form 10-K and Proxy Card are available at http://www.astproxyportal.com/asU16285/ Please detach along perforated line and mail in the envelope provided 1E you are not voting via telephone or the Internet. 20630403000000000000 2 051418 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN PROPOSAL 1, "FOR" PROPOSAL 2, "EVERY YEAR" FOR PROPOSAL 3 AND "FOR" PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 0 FOR AGAINST ABSTAIN 1. To elect six Class II Directors for a three-year term . 2. Consideration and approval of a non-binding advisory resolution on the compensation of the Company's named executive NOMINEES: OffiCerS. EVERY EVERY FOR ALL NOMINEES 0 Donald T. Briggs Class II Director EVERY TWO THREE YEAR YEARS YEARS ABSTAIN WITHHOLD AUTHORITY 0 0 Jeanette Hambleton G. Lord Clough Class Class II II Director Director 3. Consideration and approval of a non-binding advisory FOR ALL NOMINEES 0 R. Gregg Stone Class II Director proposal on the frequency of an advisory vote on the 0 Mark D. Thompson Class II Director compensation of the Company's named executive officers. FOR ALL EXCEPT 0 Susan R. Windham-Bannister Class II Director FOR AGAINST ABSTAIN (See instructions below) 4 . To ratify, on an advisory basis, the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. NOTE: Consideration of any other business that may properly come before the Annual Meeting. Each Shareholder should specify by a mark in the appropriate space above how INSTRUCTIONS: To withhold aulhority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in lhe circle next to each nominee you wish to withhold, as shown here: he/she wishes his/her shares voted. Shares will be voted as specified. If no specification is made herein, shares will be voted "FOR" the election of all nominees listed in Proposal 1, "EVERY YEAR" for proposal 3 and "FOR" the other proposals set forth above. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholderc_ l Date: Signature of Shareholdert _ ]Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CAMBRIDGE BANCORP Proxy for Annual Meeting of Shareholders on May 14, 2018 Solicited on Behalf of the Board of Directors The undersigned Shareholder(s) of Cambridge Bancorp (the "Company") hereby appoints Hambleton Lord, Denis K. Sheahan and David C. Warner, attorneys and proxies for the undersigned, each with power to act alone and with full power of substitution, to vote in the name of and on behalf of the undersigned at the Annual Meeting of the Shareholders of the Company to be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts, on Monday, May 14, 2018, at 8:30 a.m. and at all adjournments thereof, all shares of the Company held by the undersigned or that the undersigned would be entitled to vote, with all the voting powers the undersigned would possess, if personally present, upon the following matters as designated below or, if no designation is made, as the proxies may determine, and in their discretion upon such other matters as may properly come before the meeting: (Continued and to be signed on the reverse side.) 1.1 14475